MARKED TREE BANCSHARES, INC.
                                210 FRISCO STREET
                           MARKED TREE, ARKANSAS 72365
                                 (870) 358-2600

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Marked Tree Bancshares Stockholders:

     This document is being furnished to you in connection with the solicitation of proxies by Marked Tree Bancshares' board of directors for use at a special meeting of Marked Tree Bancshares stockholders. The special meeting is scheduled to be held on March 21, 2003, at the office of Marked Tree Bank, 210 Frisco Street, Marked Tree, Arkansas at 4:00 p.m., Central time. At the special meeting, Marked Tree Bancshares stockholders will be asked to consider and vote upon the Agreement and Plan of Merger, dated as of November 27, 2002, by and between Pocahontas Bancorp, Inc. and Marked Tree Bancshares, pursuant to which Marked Tree Bancshares will be acquired by Pocahontas Bancorp.

     In connection with the merger, each share of Marked Tree Bancshares common stock outstanding immediately prior to consummation of the merger (other than shares held directly by Marked Tree Bancshares, or shares the holders of which have perfected dissenters' rights of appraisal) will be converted into the number of shares of Pocahontas Bancorp common stock determined by dividing the stated book value per share of Marked Tree Bancshares by the stated book value per share of Pocahontas Bancorp. Stated book value per share will be calculated as of the last calendar quarter-end prior to the consummation of the merger. For example, if the merger was to be consummated before March 31, 2003, based on the stated book values per share at December 31, 2002, for each share of Marked Tree Bancshares that you own, you would receive 103.86 shares of Pocahontas Bancorp common stock (valued at $1133.11, based on the trading price of Pocahontas Bancorp common stock on February 13, 2003). The exchange ratio is subject to adjustment if the trading price of Pocahontas Bancorp common stock fluctuates beyond certain levels as described in the proxy statement.

     We encourage you to read the proxy statement, which includes important information about the merger. In addition, the section entitled "Risk Factors" beginning on page 6 of the proxy statement contains a description of risks that you should consider in evaluating the merger.

     Consummation of the merger is conditional on, among other things, receipt of all required stockholder and regulatory approvals. Your board of directors recommends that you vote in favor of the merger agreement and the merger, which the board believes is in the best interests of the stockholders of Marked Tree Bancshares.

     We have enclosed a notice of the special meeting, a proxy statement containing a discussion of the merger agreement and the merger and a proxy to record your vote on the matters submitted for stockholder action at the special meeting. Please complete, sign and date the enclosed proxy and return it as soon as possible in the envelope provided. It is important to understand that the merger agreement and the merger must be approved by the holders of at least two-thirds of all outstanding shares of Marked Tree Bancshares common stock and that the failure to vote will have the same effect as a vote against the proposal.


                                           /s/ E. Ritter Arnold
                                           -------------------------------------
                                           E. Ritter Arnold
                                           President and Chief Executive Officer

     The proxy statement is dated February 11, 2003 and is first being mailed to stockholders of Marked Tree Bancshares on or about February 18, 2003.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pocahontas Bancorp common stock to be issued in connection with the merger or determined whether the proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

     The shares of Pocahontas Bancorp common stock are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The proxy statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (excluding exhibits not specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom the proxy statement is delivered by or on behalf of Pocahontas Bancorp, upon the written or oral request of such person, to James A. Edington, Corporate Secretary, Pocahontas Bancorp, Inc., 1700 East Highland Drive, Jonesboro, Arkansas 72403, telephone (870) 802-5900. In order to ensure timely delivery of the documents prior to the special meeting, any request should be made by March 15, 2003. Persons requesting copies of exhibits to documents that are not specifically incorporated by reference in such documents may be charged the cost of reproduction and mailing.

                                                    Filed pursuant to Rule 424B3

                          MARKED TREE BANCSHARES, INC.
                                210 FRISCO STREET
                           MARKED TREE, ARKANSAS 72365
                                 (870) 358-2600

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 21, 2003

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Marked Tree Bancshares, Inc. is scheduled to be held on March 21, 2003, at the office of Marked Tree Bank, 210 Frisco Street, Marked Tree, Arkansas at 4:00 p.m., Central time.

     A proxy and a proxy statement for the special meeting are enclosed, as well as Pocahontas Bancorp's Annual Report on Form 10-K for the fiscal year ended September 30, 2002. The special meeting is being held to consider and vote upon the following matters:

     o a proposal to adopt the Agreement and Plan of Merger, dated as of November 27, 2002, pursuant to which Marked Tree Bancshares will be merged with and into Pocahontas Bancorp; and

     o such other business as may properly come before the special meeting or any adjournments of the meeting.

     In the merger, Pocahontas Bancorp will be the surviving corporation, and each outstanding share of Marked Tree Bancshares common stock will be converted into shares of Pocahontas Bancorp common stock based on an exchange ratio as described in the proxy statement (with cash paid in lieu of fractional share interests).

     Your attention is directed to the proxy statement for a complete discussion of the merger. A copy of the merger agreement is included as Appendix I to the proxy statement.

     The board of directors has established February 5, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment thereof. Only Marked Tree Bancshares stockholders as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment thereof. A majority of the outstanding shares of Marked Tree Bancshares entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. In order for the merger agreement to be adopted, the holders of at least two-thirds of the outstanding shares of Marked Tree Bancshares common stock on the record date must vote in favor of the merger agreement. Therefore, your vote is very important.

     All Marked Tree Bancshares stockholders entitled to notice of, and to vote at, the special meeting are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, please submit your proxy with voting instructions. You may submit your proxy with voting instructions by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Marked Tree Bancshares common stock who is present at the special meeting may vote in person instead of by proxy, thereby cancelling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting.

     As a stockholder of Marked Tree Bancshares, you have the right to dissent from the merger and demand payment of the fair value of your shares of Marked Tree Bancshares common stock under applicable provisions of Arkansas law. In order to perfect dissenters' rights, you must give written demand before the merger is voted on at the special meeting and must not vote in favor of the merger. An excerpt from Arkansas law regarding dissenters' rights is included as Appendix II to the proxy statement and a summary of these provisions can be found under "THE MERGER - Dissenters' Rights."

     Your board of directors has unanimously approved the merger agreement and unanimously recommends that you vote "FOR" adoption of the merger agreement.

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.


                                              By Order of the Board of Directors

                                              /s/ Daniel Hatzenbuehler
                                              ----------------------------------
                                              Secretary

Marked Tree, Arkansas
February 18, 2003

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING..........1

SUMMARY........................................................................2

RISK FACTORS...................................................................6
   Risks Related to the Merger.................................................6
   Risks Related to Pocahontas Bancorp and Marked Tree Bancshares..............6

COMPARATIVE PER COMMON SHARE DATA..............................................8

COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION.............................10

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF POCAHONTAS BANCORP..........11

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF MARKED TREE BANCSHARES......13

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.....................15

INFORMATION ABOUT THE COMPANIES...............................................16

THE MARKED TREE BANCSHARES SPECIAL MEETING....................................17
   Matters to be Considered...................................................17
   Proxies....................................................................17
   Solicitation of Proxies....................................................18
   Record Date................................................................18
   Voting Rights and Vote Required............................................18
   Principal Holders of Voting Securities.....................................18
   Recommendation of the Board of Directors...................................20

THE MERGER....................................................................21
   General....................................................................21
   Conversion of Marked Tree Bancshares Common Stock..........................21
   Structure of the Merger....................................................22
   Background of the Merger...................................................22
   Reasons for the Merger and Recommendation of the Marked Tree
   Bancshares Board of Directors..............................................23
   Board of Directors and Management of Pocahontas Bancorp Following
   the Merger.................................................................25
   Distribution of Pocahontas Bancorp Certificates............................25
   Fractional Shares..........................................................26
   Public Trading Markets.....................................................26
   Pocahontas Bancorp Dividends...............................................26
   Dissenters' Rights.........................................................27
   Resales of Pocahontas Bancorp Stock by Affiliates..........................28
   Interests of Certain Marked Tree Bancshares' Directors and Officers
   in the Merger that Differ From Your Interests..............................28
   Employee Benefits Following the Merger.....................................29
   Acquisitions Generally.....................................................29
   Regulatory Approvals.......................................................29

THE MERGER AGREEMENT..........................................................29
   Terms of the Merger........................................................29
   Closing and Effective Time of the Merger...................................30
   Representations, Warranties, Covenants and Agreements......................30
   Declaration and Payment of Dividends.......................................31
   Agreement Not to Solicit Other Offers......................................31

   Expenses and Fees..........................................................31
   Termination Fee............................................................31
   Conditions to Consummation of the Merger...................................31
   Possible Alternative Merger Structure......................................32
   Amendment, Waiver and Termination of the Merger Agreement..................32

ACCOUNTING TREATMENT..........................................................33

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER........................33

DESCRIPTION OF POCAHONTAS BANCORP CAPITAL STOCK...............................35
   General....................................................................35
   Common Stock...............................................................35
   Preferred Stock............................................................36

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS................................36
   Antitakeover Provisions Generally..........................................36
   Authorized Capital Stock...................................................37
   Amendment of Certificate or Articles of Incorporation and Bylaws...........37
   Classified Board of Directors and Absence of Cumulative Voting.............38
   Removal of Directors.......................................................38
   Limitations on Director Liability..........................................38
   Indemnification............................................................39
   Special Meetings of Stockholders...........................................39
   Actions by Stockholders without a Meeting..................................40
   10% Voting Limitation......................................................40
   Stockholder Nominations....................................................40
   Mergers, Consolidations, and Sales of Assets Generally.....................40
   Business Combinations with Certain Persons.................................41
   Dissenters' Rights.........................................................41
   Stockholders' Rights to Examine Books and Records..........................42
   Dividends..................................................................42

EXPERTS.......................................................................42

LEGAL MATTERS.................................................................43

OTHER MATTERS.................................................................43

WHERE YOU CAN FIND MORE INFORMATION...........................................43

APPENDICES

     I Agreement and Plan of Merger dated as of November 27, 2002 by and between Pocahontas Bancorp, Inc. and Marked Tree Bancshares, Inc.

     II   Excerpt from Arkansas law on Dissenters' Rights

      QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q: What do I need to do now?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q: Why is my vote important?

A: If you do not return your proxy card or vote in person at the special meeting, it will be more difficult for Marked Tree Bancshares to obtain the necessary quorum to hold the special meeting. In addition, the failure of a stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. The merger must be approved by the holders of at least two-thirds of the outstanding shares of Marked Tree Bancshares common stock at the special meeting called for the purpose of voting on the proposal to adopt the merger agreement.

Q: Can I attend the special meeting and vote my shares in person?

A: Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting.

Q: Can I change my vote?

A: Yes. There are three ways you can change your vote after you have submitted your proxy card.

     o First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

     o Second, you may complete and submit a new proxy card. The latest-dated proxy card actually received by Marked Tree Bancshares before the special meeting will be counted, and any earlier votes will be revoked.

     o Third, you may attend the special meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

Q: Should I send in my stock certificates now?

A: No. You should not send in your stock certificates at this time. You will need to exchange your stock certificates for Pocahontas Bancorp stock certificates after we complete the merger. We will send you instructions for exchanging your stock certificates at that time.

Q: When do you expect to complete the merger?

A: We expect to complete the merger during the first or second calendar quarter of 2003. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of our stockholders at the special meeting and the necessary regulatory approvals.

Q: Whom should I call with questions?

A: You should call Mr. E. Ritter Arnold, President and Chief Executive Officer, at (870) 358-2600 with any questions about the merger and related transactions.

                                     SUMMARY

     This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read carefully the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See "WHERE YOU CAN FIND MORE INFORMATION" on page 44. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

You Will Receive Shares of Pocahontas Bancorp Common Stock for Your Shares of Marked Tree Bancshares (page 22)

     As a result of the merger, for each share of Marked Tree Bancshares that you own, you will receive the number of shares of Pocahontas Bancorp common stock determined by dividing the stated book value per share of Marked Tree Bancshares by the stated book value per share of Pocahontas Bancorp. Stated book value per share will be calculated as of the last calendar quarter-end prior to the consummation of the merger. For example, assuming the merger were to be consummated before March 31, 2003, the stated book value per share would be calculated as of December 31, 2002. As of that date, the stated book value per share of Pocahontas Bancorp was $11.10 and the stated book value per share of Marked Tree Bancshares was $1,152.82 accordingly, the number of shares of Pocahontas Bancorp common stock that you would receive for each share of Marked Tree Bancshares that you own would be 103.86 (determined by dividing $1,152.82 by $11.10).

     The exchange ratio, determined as provided above, is subject to adjustment. If the average of the closing prices of Pocahontas Bancorp common stock on the NASDAQ National Market for the 20 consecutive trading days ending on the fifth business day before the merger is consummated is more than 15% higher or more than 15% lower than $10.35, then the exchange ratio will be decreased by the percentage by which that average market value is higher than $10.35 or increased by the percentage by which that market value is lower than $10.35, respectively.

     The market price of Pocahontas Bancorp common stock will fluctuate prior to the consummation of the merger.

This Transaction is Generally Tax-Free to Marked Tree Bancshares Stockholders (page 34)

     The merger has been structured as a tax-free reorganization for federal income tax purposes. Accordingly, holders of Marked Tree Bancshares common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Marked Tree Bancshares common stock for Pocahontas Bancorp common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Pocahontas Bancorp common stock. It is a condition to the obligations of Marked Tree Bancshares and Pocahontas Bancorp to complete the merger that each receive an opinion from tax counsel that the merger will be a tax-free reorganization for federal income tax purposes.

     The federal income tax consequences described above may not apply to some holders of Marked Tree Bancshares common stock. Your tax consequences will depend on your own personal situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Pocahontas Bancorp's Dividend Policy (page 27)

     During 2002, Pocahontas Bancorp paid cash dividends totaling $0.295 per share. Pocahontas Bancorp currently pays a quarterly dividend of $0.08 per share, which is expected to continue, although the Pocahontas Bancorp board of directors may change this dividend policy at any time.

     During 2002, Marked Tree Bancshares paid no cash dividends. The merger agreement prohibits the payment of dividends by Marked Tree Bancshares prior to the completion of the merger.

Our Reasons for the Merger (page 24)

     The board of directors of Marked Tree Bancshares supports the merger and believes it is in your best interests. The board believes the merger will permit you to have an equity interest in a resulting financial institution that has greater financial resources and a larger stockholder base, which will increase liquidity and marketability of the combined entity's capital stock. The board of directors also believes that the terms of the merger are fair and equitable to you. Finally, the board of directors believes that, following the merger, the size of the combined organization, which would have approximately $674.9 million in consolidated assets as of December 31, 2002, is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks.

Marked Tree Bancshares' Board of Directors Recommends You Vote FOR Adoption of the Merger Agreement (page 21)

     Marked Tree Bancshares' board of directors believes that the merger is fair to Marked Tree Bancshares' stockholders and in the best interests of Marked Tree Bancshares and its stockholders and has unanimously approved the merger agreement. Marked Tree Bancshares' board of directors unanimously recommends that Marked Tree Bancshares stockholders vote "FOR" adoption of the merger agreement.

Rights of Dissenting Stockholders (see page 28)

     As a stockholder of Marked Tree Bancshares, you are entitled to dissent from the merger and to demand payment of the fair value of your common stock in cash if you follow certain statutory provisions regarding the rights of dissenting stockholders under Arkansas law.

Information about the Companies (page 17)

Pocahontas Bancorp, Inc.

     Pocahontas Bancorp, a Delaware corporation, is the holding company for First Community Bank, a federal savings bank. The deposit accounts of the bank are insured by the Federal Deposit Insurance Corporation. First Community Bank is a community-oriented financial institution that operates 20 full-service offices in its market area of Northeast Arkansas. First Community Bank is primarily engaged in the business of originating single-family residential mortgage loans funded with deposits, Federal Home Loan Bank advances and securities sold under agreements to repurchase. In addition, First Community Bank originates commercial real estate loans, multi-family residential real estate loans, agricultural real estate loans, home equity loans and other consumer loans.

Marked Tree Bancshares, Inc.

     Marked Tree Bancshares, an Arkansas corporation, is the holding company for Marked Tree Bank, an Arkansas bank. Marked Tree Bank's deposits are insured by the Federal Deposit Insurance Corporation. The bank operates one banking office in Marked Tree, Arkansas. Marked Tree Bank is a community-oriented financial institution primarily engaged in attracting retail deposits from the general public and investing those deposits in the origination of consumer loans, commercial business loans and mortgage loans on single-family homes.

The Merger Agreement

     The merger agreement is attached as Appendix I to this document. We encourage you to read it in its entirety because it is the legal document governing the merger.

Merger Expected to Occur in First or Second Calendar Quarter of 2003 (page 31)

     The merger will occur only after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will be consummated in the first or second calendar quarter of 2003.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 32)

     The completion of the merger depends on a number of conditions being satisfied or waived, including receipt of stockholder and regulatory approvals and tax opinions. These conditions are more fully described herein and in the merger agreement.

     We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 33)

     We may agree to terminate the merger agreement before completing the merger, even after adoption of the merger agreement by Marked Tree Bancshares stockholders, as long as the termination is approved by each of our boards of directors. Also, either of Pocahontas Bancorp or Marked Tree Bancshares may decide to terminate the merger agreement if the Marked Tree Bancshares stockholders fail to approve the merger.

     In addition, either of Pocahontas Bancorp or Marked Tree Bancshares may decide to terminate the merger agreement, even after adoption of the merger agreement by Marked Tree Bancshares stockholders, if certain conditions in the merger agreement have not been met, such as obtaining the necessary regulatory approvals, or the other party's material breach of a representation or warranty in the merger agreement.

     Finally, either of Pocahontas Bancorp or Marked Tree Bancshares may terminate the merger agreement if the merger is not completed by July 31, 2003.

Certain Marked Tree Bancshares' Directors and Officers Have Financial Interests in the Merger (page 29)

     Certain Marked Tree Bancshares' directors and officers have interests in the merger as individuals in addition to, or different from, their interests as stockholders. The Marked Tree Bancshares board of directors was aware of these interests of Marked Tree Bancshares directors and officers and considered them in its decision to approve the merger agreement. These interests include the right to continued indemnification and insurance coverage by Pocahontas Bancorp for acts or omissions occurring prior to the merger. In addition, certain members of the Marked Tree Bancshares board of directors and management will be appointed to the board of directors of First Community Bank.

Board of Directors and Management of Pocahontas Bancorp Following the Merger (page 26)

     Upon completion of the merger, the board of directors and management of Pocahontas Bancorp will consist of the same individuals currently serving in those positions. The board of directors of First Community Bank will be expanded by two members and Pocahontas Bancorp and Marked Tree Bancshares have mutually agreed on the persons to be appointed to that board.

Accounting Treatment of the Merger by Pocahontas Bancorp (page 34)

     Pocahontas Bancorp will account for the merger as a purchase for financial reporting purposes.

The Rights of Marked Tree Bancshares Stockholders will be Governed by New Governing Documents after the Merger (page 37)

     If the merger is completed, your rights as a stockholder will no longer be governed by Marked Tree Bancshares' articles of incorporation and bylaws. Instead, you will automatically become a stockholder of Pocahontas Bancorp and your rights will be governed by Pocahontas Bancorp's certificate of incorporation and bylaws. This document contains descriptions of the stockholder rights under each of the Pocahontas Bancorp and Marked Tree Bancshares governing documents, and describes the material differences between them.

Marked Tree Bancshares Has Agreed to Pay a Termination Fee to Pocahontas Bancorp under Certain Circumstances (page 32)

     Marked Tree Bancshares will pay Pocahontas Bancorp a termination fee of $115,000 if the merger agreement is terminated after an acquisition proposal with respect to Marked Tree Bancshares is commenced, publicly proposed or publicly disclosed, and within 18 months after termination of the merger agreement, Marked Tree Bancshares enters into an agreement related to the acquisition proposal. The termination fee could have the effect of discouraging other companies from trying to acquire Marked Tree Bancshares.

Regulatory Approvals We Must Obtain for the Merger (page 32)

     We cannot complete the merger unless we obtain the approval of the Office of Thrift Supervision. We made the necessary filings with the Office of Thrift Supervision on February 4, 2003 and we expect regulatory approval of the merger in March 2003. Under federal law, following approval by the Office of Thrift Supervision, the United States Department of Justice may file objections to the merger under the federal anti-trust laws. Although we do not know of any reason why we cannot obtain approval of the Office of Thrift Supervision or nonobjection from the Department of Justice, we cannot be certain when and if we will obtain them.

The Bank Merger (page 23)

     In the merger, Marked Tree Bancshares will merge with and into Pocahontas Bancorp, with Pocahontas Bancorp as the surviving corporation. Pocahontas Bancorp, the surviving corporation, will continue to be called "Pocahontas Bancorp, Inc."

Immediately after the merger is completed, Marked Tree Bank will be merged with First Community Bank, with First Community Bank as the surviving institution.

Marked Tree Bancshares will Hold its Special Meeting on March 21, 2003 (page 18)

     The Marked Tree Bancshares special meeting will be held on March 21, 2003, at 4:00 p.m., Central time, at the office of Marked Tree Bank, 210 Frisco Street, Marked Tree, Arkansas. At the Marked Tree Bancshares special meeting, you will be asked:

     1.   To adopt the merger agreement; and

     2. To act on such other matters as may be properly brought before the Marked Tree Bancshares special meeting.

     Record Date. You may cast one vote at the Marked Tree Bancshares special meeting for each share of Marked Tree Bancshares common stock that you owned at the close of business on February 5, 2003. At that date, there were 2,794.145 shares of Marked Tree Bancshares common stock entitled to be voted at the special meeting.

     Required Vote. To adopt the merger agreement, the holders of at least two-thirds of the outstanding shares of Marked Tree Bancshares common stock must vote in favor of the merger agreement. Because approval is based on the affirmative vote of at least two-thirds of shares outstanding, a Marked Tree Bancshares stockholder's failure to vote or an abstention will have the same effect as a vote against the merger.

     As of the record date, directors and executive officers of Marked Tree Bancshares and their affiliates beneficially owned or had the right to vote 2,794.145 shares of Marked Tree Bancshares common stock, or 100% of the outstanding Marked Tree Bancshares common stock entitled to be voted at the special meeting.

Expenses

     Marked Tree Bancshares and Pocahontas Bancorp will bear and pay the costs and expenses incurred by each of them in connection with the merger. If the merger agreement is terminated by one of them based on a breach of a representation, warranty or covenant in the merger agreement by the other of them, which breach would result in a material adverse effect, the breaching entity will pay to the nonbreaching entity all out-of-pocket costs and expenses, including reasonable legal and accounting fees and expenses, incurred by the nonbreaching entity in connection with the merger.

                                  RISK FACTORS

Risks Related to the Merger

     Pocahontas Bancorp may not be able to successfully integrate acquired businesses.

     There is a risk that Pocahontas Bancorp will be unable to integrate successfully Marked Tree Bancshares and other acquired businesses or may have more trouble integrating acquired businesses than expected. In May 2001, May 2002 and June 2002, Pocahontas Bancorp acquired Walden/Smith Financial Group, Inc. and its subsidiary, First Community Bank ($152.2 million in assets); Peoples Bank of Imboden ($71.6 million in assets); and North Arkansas Bancshares, Inc. and its subsidiary, Newport Federal Savings Bank ($37.0 million in assets), respectively.

     Pocahontas Bancorp may not be able to maintain key customers, integrate critical systems, or realize cost savings.

     There is a risk that Pocahontas Bancorp will be unable to maintain key customers of Marked Tree Bancshares and that the conversion of its systems and procedures to Pocahontas Bancorp's systems and procedures may not be possible or completed on schedule or may be more difficult and costly than expected, which could cause the acquired operations to perform below expectations. Finally, although Pocahontas Bancorp anticipates cost savings as a result of the merger, Pocahontas Bancorp may be unable to fully realize expected cost savings, and any cost savings that are realized may be offset by losses in revenues or charges to earnings.

Risks Related to Pocahontas Bancorp and Marked Tree Bancshares

     Changes in Pocahontas Bancorp's allowance for loan losses could affect Pocahontas Bancorp's profitability.

     In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Pocahontas Bancorp's management maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon these factors, management makes various assumptions and judgments about the ultimate chance of collection of Pocahontas Bancorp's loan portfolio and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate chance of being collected is considered questionable. Because certain lending activities involve greater risks, the percentage applied to specific loan types may vary.

     As of September 30, 2002, Pocahontas Bancorp's allowance for loan losses was $3.3 million, which represented 0.8% of total loans receivable. As of September 30, 2002, non-performing loans were $3.2 million and total non-performing assets were $4.9 million. The allowance for loan losses provided coverage of 103.2% of total non-performing loans and 67.2% of total non-performing assets. Pocahontas Bancorp actively manages its non-performing loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate loan loss allowance. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to Pocahontas Bancorp's loans. Material additions to Pocahontas Bancorp's allowance for loan losses would result in a decrease in Pocahontas Bancorp's net income and, possibly, its capital and could result in its inability to pay dividends, among other adverse consequences.

     The trading volume in Pocahontas Bancorp stock has been low.

     The trading volume in Pocahontas Bancorp stock on the NASDAQ National Market has been relatively low when compared with larger companies listed on the NASDAQ National Market or the stock exchanges. We cannot say with any certainty that a more active and liquid trading market for Pocahontas Bancorp stock will develop. Because of this, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares.

     Success of Pocahontas Bancorp depends upon local economic conditions.

     Pocahontas Bancorp's success is dependent to a certain extent upon the general economic conditions in the geographic markets served by Pocahontas Bancorp's subsidiary bank, primarily Northeastern Arkansas. Pocahontas Bancorp cannot assure you that favorable economic development will occur or that Pocahontas Bancorp's expectation of corresponding growth will be achieved. Adverse changes in the geographic markets that Pocahontas Bancorp's subsidiary bank serves would likely impair its ability to collect loans and could otherwise have a negative effect on the financial condition of Pocahontas Bancorp. Examples of potential unfavorable changes in economic conditions that could affect Northeastern Arkansas include, among other things, the adverse effects of weather on agricultural production and a substantial decline in agricultural commodity prices.

     Pocahontas Bancorp directors and executive officers own a significant portion of Pocahontas Bancorp common stock.

     Pocahontas Bancorp's directors and executive officers, as a group, beneficially owned approximately 23.4% of the outstanding Pocahontas Bancorp common stock as of January 28, 2003. There are no agreements or understandings between or among any of Pocahontas Bancorp's directors or executive officers to vote their Pocahontas Bancorp common stock. As a result of their ownership, however, the directors and executive officers will have the ability, by voting their shares in concert, to influence significantly the outcome of all matters submitted to Pocahontas Bancorp's stockholders for approval, including the election of directors.

     Marked Tree Bancshares stockholders will own a small percentage of Pocahontas Bancorp's outstanding common stock after the merger.

     Marked Tree Bancshares stockholders collectively own 100% of Marked Tree Bancshares and, in the aggregate, have the absolute power to approve or reject any matters requiring the approval of stockholders under Arkansas law and Marked Tree Bancshares' articles of incorporation. After the merger, however, Marked Tree Bancshares' stockholders will own in the aggregate approximately 6.3% of the outstanding shares of Pocahontas Bancorp common stock (assuming an exchange ratio of 103.86). Even if all former Marked Tree Bancshares stockholders vote in concert on all matters presented to Pocahontas Bancorp stockholders from time to time, this number of shares may not have a material effect on whether matters submitted to Pocahontas Bancorp stockholders are ultimately approved or rejected.

     Future sales of Pocahontas Bancorp common stock can affect its price.

     Pocahontas Bancorp cannot predict the effect, if any, that future sales of outstanding Pocahontas Bancorp common stock or the availability of Pocahontas Bancorp common stock for sale will have on its market price from time to time. Sales of substantial amounts of Pocahontas Bancorp common stock in the public market following the merger, or the perception that such sales could occur, could adversely affect prevailing market prices of Pocahontas Bancorp common stock.

     Pocahontas Bancorp's quarterly operating results may fluctuate.

     Pocahontas Bancorp's quarterly operating results have varied in the past and are expected to do so in the future. As changes occur in outside market forces, such as interest rates, the general economy and the agricultural industry in the southeastern United States, the regulation of the financial services industry and other similar forces, Pocahontas Bancorp's future quarterly operating results may vary significantly. In response to competitive pressures or new product or service introductions, Pocahontas Bancorp may take certain pricing or marketing actions that could adversely affect Pocahontas Bancorp's quarterly operating results. Pocahontas Bancorp's expense levels are based, in part, on Pocahontas Bancorp's expectations as to margins and fee revenues from its subsidiary bank's customers. If such margins and fees are below expectations, then Pocahontas Bancorp may be unable to adjust spending sufficiently in a timely manner to compensate for the unexpected shortfall. In future quarters, Pocahontas Bancorp's operating results may be below the expectations of public market analysts and investors. In such event, the price of Pocahontas Bancorp common stock would likely fall.

     Pocahontas Bancorp's acquisitions could be dilutive to ownership percentages.

     Pocahontas Bancorp has grown recently through acquisitions. From time to time, Pocahontas Bancorp evaluates strategic opportunities in the banking and related financial services industries, and could make material acquisitions in the future. Pocahontas Bancorp may issue common stock to pay for those future acquisitions which could dilute the ownership interest of all Pocahontas Bancorp stockholders at the time of any such acquisition.

                        COMPARATIVE PER COMMON SHARE DATA

     The following table shows information about income per common share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had merged at the beginning of the periods presented. We also assumed that Marked Tree Bancshares will be merged with Pocahontas Bancorp using the purchase method of accounting. See "ACCOUNTING TREATMENT" on page 34.

     The information listed as "pro forma equivalent" was obtained by multiplying the pro forma amounts by an exchange ratio of 103.86. We present this information to reflect the fact that Marked Tree Bancshares stockholders will receive shares of Pocahontas Bancorp common stock for each share of Marked Tree Bancshares common stock exchanged in the merger. Because the exchange ratio is subject to adjustments if the average of the closing prices of Pocahontas Bancorp common stock over a specified period shortly before closing exceeds certain limits, the actual exchange ratio may be more or less than 103.86. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

     Pocahontas Bancorp's fiscal year ends September 30 and Marked Tree Bancshares' fiscal year ends December 31. In the following tables, financial data for the fiscal year ended September 30, 2002 includes Marked Tree Bancshares' financial data for the 12 months ended September 30, 2002 and information regarding Pocahontas Bancorp is presented consistent with the fiscal year of Pocahontas Bancorp ended September 30, 2002. The information for the three months ended December 31, 2002 is based on the respective historical unaudited financial statements of Pocahontas Bancorp and Marked Tree Bancshares. All adjustments necessary to arrive at a fair presentation of interim period data have been included and are of a normal and recurring nature.

     The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. Pocahontas Bancorp has incorporated its prior filings into this document by reference. See "Where You Can Find More Information" on page 44.

                                                      At
                                                September 30,
                                                   2002 (2)
                                                -------------

Book Value Per Common Share:
  Historical:
    Pocahontas Bancorp .......................    $   10.68
    Marked Tree Bancshares ...................     1,016.98

  Pro Forma:
    Pro forma combined per share of
     Pocahontas Bancorp common stock (1) .....        10.18
    Equivalent pro forma per share of Marked
     Tree Bancshares common stock (2) ........     1,057.29

                                               Three Months         Year Ended
                                                   Ended          September 30,
                                             December 31, 2002       2002 (4)
                                             -----------------    -------------
Cash Dividends Declared Per Common Share:
  Historical:                                     $  0.08            $  0.29
   Pocahontas Bancorp                                  --                 --
   Marked Tree Bancshares

  Pro Forma:
   Combined per share of Pocahontas Bancorp
     common stock (1)(3)                          $  0.08            $  0.29
   Equivalent pro forma per share of Marked
     Tree Bancshares common stock                    0.08               0.29

Diluted Earnings Per Common Share:
  Historical:
   Pocahontas Bancorp                             $  0.28            $  0.96
   Marked Tree Bancshares                          135.22             216.73

  Pro Forma: (4)
   Combined per share of Pocahontas Bancorp
     common stock (1)                             $  0.26            $  0.88
   Equivalent pro forma per share of Marked
     Tree Bancshares common stock (2)               27.00              91.40

-----------

(1) Pro forma amounts are calculated based upon the assumption that all of the issued and outstanding shares of Marked Tree Bancshares common stock (other than treasury stock) are converted into shares of Pocahontas Bancorp common stock assuming an exchange ratio of 103.86 and that no cash is paid for fractional shares.
(2) The equivalent pro forma amounts are calculated by multiplying the pro forma combined amounts by the assumed exchange ratio of 103.86.
(3) Pro forma dividend amounts assume that Pocahontas Bancorp would have declared a cash dividend per common share at an annual rate equal to $0.32 per share, in accordance with Pocahontas Bancorp's current dividend policy.
(4) Includes estimated pro forma impact of amortizing core deposit intangible, which results in a $61,000 annual reduction in earnings.

                COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

     Pocahontas Bancorp common stock is quoted on the NASDAQ National Market (symbol: PFSL). Marked Tree Bancshares common stock is not publicly traded. The following table sets forth the reported high and low sales prices of shares of Pocahontas Bancorp common stock, as reported on the NASDAQ National Market, and the quarterly cash dividends per share declared, for the periods indicated. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                  Pocahontas Bancorp        Marked Tree Bancshares
                                                     common stock                common stock
                                              ---------------------------   ----------------------
                                                High     Low    Dividends   High   Low   Dividends
                                              ------   ------   ---------   ----   ---   ---------
2001 Calendar Year
  First Quarter.............................. $ 7.38   $ 6.63    $ .065      N/A   N/A    $   --
  Second Quarter.............................   8.00     6.81      .065                       --
  Third Quarter..............................   9.37     8.00      .070                       --
  Fourth Quarter.............................   8.90     7.30      .070                       --

2002 Calendar Year
  First Quarter..............................  10.30     8.65      .070                       --
  Second Quarter.............................  10.59     9.63      .070                       --
  Third Quarter..............................  11.35    10.00      .075                       --
  Fourth Quarter.............................  11.13     9.90      .080                       --

2003 Calendar Year
  First Quarter (through February 13, 2003)..  11.37    10.90        --                       --

     Pocahontas Bancorp's current dividend policy is to pay a quarterly cash dividend at an annual rate of $0.32 per share. The timing and amount of the future dividends of Pocahontas Bancorp will depend upon earnings, cash requirements, Pocahontas Bancorp's financial condition and other factors deemed relevant by the Pocahontas Bancorp board of directors. Dividends may also be limited by certain regulatory restrictions.

     The following table sets forth the last reported sale prices per share of Pocahontas Bancorp common stock and the equivalent per share price for Marked Tree Bancshares common stock giving effect to the merger on (i) October 9, 2002, the last trading day preceding public announcement of the signing of a letter of intent with respect to the merger; and (ii) February 13, 2003, the last practicable date prior to the mailing of this document. Since Marked Tree Bancshares common stock is not publicly traded, the table does not include historical data with respect to Marked Tree Bancshares common stock.

                                Pocahontas Bancorp   Equivalent Price Per Marked
                                   Common Stock       Tree Bancshares Share (1)
                                ------------------   ---------------------------
October 9, 2002.............    $      10.459        $         1,086.27
February 13, 2003...........           10.910                  1,133.11

----------

(1) The equivalent price per share of Marked Tree Bancshares common stock at each specified date was determined by applying the exchange ratio of 103.86.

     The exchange ratio is subject to adjustment based upon the Pocahontas Bancorp trading price over a specified measurement period.

     As of December 31, 2002, the 4,299,395 outstanding shares of Pocahontas Bancorp common stock were held by approximately 790 record owners and the 2,794.145 outstanding shares of Marked Tree Bancshares common stock were held by 13 record owners.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                              OF POCAHONTAS BANCORP

     The following Pocahontas Bancorp consolidated financial data are derived from Pocahontas Bancorp's audited consolidated financial statements and are qualified in their entirety by the information included in the documents incorporated in this document by reference. See "Incorporation of Certain Information by Reference."

                                                                    At September 30,
                                                 ----------------------------------------------------
                                                   2002       2001       2000       1999       1998
                                                 --------   --------   --------   --------   --------
                                                                     (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets .................................   $617,016   $483,565   $401,105   $482,131   $406,981
Cash and cash equivalents ....................     34,307     11,146     12,941      8,622      3,781
Cash surrender value of life insurance .......      6,883      6,589      6,158      5,965      5,822
Investment securities ........................    126,929     79,650    128,618    227,403    184,640
Loans receivable .............................    408,081    349,376    234,417    217,710    193,728
Federal Home Loan Bank Stock .................      2,126      3,787      5,988     10,981     10,060
Deposits .....................................    520,032    348,541    234,972    211,891    195,537
FHLB advances ................................     22,137     73,316    117,990    213,105    143,670
Securities sold under agreements to repurchase       --          350      1,375      2,075      2,107
Stockholders' equity .........................     47,493     44,589     41,378     48,032     60,567

                                                              At September 30,
                                              -----------------------------------------------
                                                2002      2001      2000      1999      1998
                                              -------   -------   -------   -------   -------
                                                              (In Thousands)
Summary of Operations:
----------------------
Interest income ...........................   $34,107   $29,891   $29,927   $27,960   $27,854
Interest expense ..........................    17,200    19,099    19,724    17,217    18,401
                                              -------   -------   -------   -------   -------
   Net interest income before provision for
    loan losses ...........................    16,907    10,792    10,203    10,743     9,453
Provision for loan losses .................       900       200       120      --        --
                                              -------   -------   -------   -------   -------
   Net interest income after provision for
    loan losses ...........................    16,007    10,592    10,083    10,743     9,453
Noninterest income ........................     5,298     3,662     3,102     1,927       920
Noninterest expense:
   Compensation and benefits ..............     8,201     8,102     4,383     7,628     3,825
   Occupancy and equipment ................     2,419     1,278       996     1,137       662
   Other ..................................     4,262     3,083     2,722     2,487     1,704
                                              -------   -------   -------   -------   -------
     Total noninterest expense ............    14,882    12,463     8,101    11,252     6,191
                                              -------   -------   -------   -------   -------
Income before income taxes ................     6,423     1,791     5,084     1,418     4,182
Income tax provision ......................     2,188       382     1,632       466     1,294
                                              -------   -------   -------   -------   -------
     Net income ...........................   $ 4,235   $ 1,409   $ 3,452   $   952   $ 2,888
                                              =======   =======   =======   =======   =======

                                                       At or For the Year Ended September 30,
                                                 -------------------------------------------------
                                                   2002       2001      2000       1999      1998
                                                 -------    -------   -------    -------   -------
Key Financial Ratios and Other Data (1):
----------------------------------------
Performance Ratios:
Return on average equity.......................     9.15%      3.39%     7.79%      1.80%     6.16%
Return on average assets.......................     0.80       0.35      0.80       0.23      0.67
Interest rate spread (2).......................     3.59       2.74      2.28       2.37      1.92
Net interest margin (2)........................     3.56       2.90      2.54       2.72      2.45
Noninterest expense to average assets..........     2.79       3.05      1.92       2.66      1.55
Net interest income after provision for loan
   losses to noninterest expense...............   107.56      84.99    124.00      95.48    152.69
Efficiency (5) ................................    69.86      87.42     61.77      88.80     59.69

Asset Quality Ratios:
Average interest-earning assets to average
   interest-bearing liabilities................    99.27     103.23    105.22     108.11    110.93
Non-performing loans to net loans (3)(4).......     0.78       1.81      0.86       0.63      1.19
Non-performing assets to total assets (3)(4)...     0.80       1.58      0.66       0.34      0.57
Allowance for loan losses to nonperforming
   loans (3)(4)................................   103.20      44.77     83.78     119.23     73.34
Allowance for loan losses to nonperforming
   loan assets (3)(4)..........................    67.18      36.94     63.45     100.24     72.84
Allowance for loan losses to total loans (3)...     0.79       0.80      0.71       0.73      0.86

Capital, Equity and Dividend Ratios:
Tangible capital (3)...........................     6.40       7.14      8.92       9.35     10.24
Core capital (3)...............................     6.40       7.14      8.92       9.35     10.24
Risk-based capital (3).........................    10.74      10.17     17.66      20.23     22.62
Average equity to average assets ratio.........     9.91      10.18     10.31      12.45     10.87
Dividend payout ratio..........................    29.95      81.27     38.46     151.55     43.20

Per Share Data:
Dividends per share............................  $  0.29    $  0.26   $  0.25    $  0.24   $  0.23
Book value per share (6).......................  $ 10.68    $  9.98   $  9.29    $  8.70   $  9.46
Basic earnings per share (7)...................  $  0.96    $  0.33   $  0.67    $  0.16   $  0.45
Diluted earnings per share (8).................  $  0.96    $  0.33   $  0.67    $  0.16   $  0.44

Number of full service offices.................       23         21        14         14        11

----------

(1) With the exception of period end ratios, ratios are based on average monthly balances.
(2) Interest rate spread represents the difference between the weighted average yield on average interest earning assets and the weighted average cost of average interest bearing liabilities, and net interest margin represents net interest income as a percent of average interest earning assets.
(3)  End of period ratio.
(4) Nonperforming assets consist of nonperforming loans and real estate owned. Nonperforming loans consist of non-accrual loans while real estate owned consists of real estate acquired in settlement of loans.
(5) The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
(6)  This calculation is based on 4,376,295, 4,468,680, 4,454,357, 5,518,614, and 6,399,623 shares outstanding at September 30, 2002 and 2001, 2000, 1999 and 1998, respectively.
(7) This calculation is based on weighted average shares outstanding of 4,400,027, 4,295,002, 5,166,038, 5,802,860 and 6,388,906 for the fiscal years ended September 30, 2002, 2001, 2000, 1999 and 1998, respectively.
(8) This calculation is based on weighted average shares outstanding of 4,428,924, 4,295,793, 5,172,751, 5,837,619, 6,535,068 and 6,486,058 for the
     fiscal years ended September 30, 2002, 2001, 2000, 1999 and 1998, respectively.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                            OF MARKED TREE BANCSHARES

     These tables show historical consolidated financial data for Marked Tree Bancshares. The historical financial condition and operating data are derived from Marked Tree Bancshares audited consolidated financial statements. Financial amounts as of and for the nine months ended September 30, 2002 are unaudited; however, Marked Tree Bancshares believes such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume that the nine-month results indicate results for any future period.

                                          At               At December 31,
                                     September 30,  ----------------------------
                                         2002         2001       2000      1999
                                     -------------  -------    -------   -------
                                      (Unaudited)          (In Thousands)

Selected Financial Condition Data:
----------------------------------
Total assets........................    $30,325     $29,762    $30,367   $32,966
Cash................................        700       2,065      1,381     1,292
Investment securities...............     10,724       4,754      3,806     4,443
Federal funds sold..................      3,275       6,185      6,510    12,045
Loans receivable, net...............     14,769      15,787     17,190    13,759
Deposits............................     26,416      26,081     26,619    29,477
Long term debt......................        820       1,024      1,600     1,600
Equity..............................      2,824       2,369      1,729     1,533

                                      For the Nine
                                      Months Ended
                                        September     For the Year Ended December 31,
                                           30,        -------------------------------
                                          2002           2001       2000      1999
                                      -------------   --------    -------   ---------
                                       (Unaudited)            (In Thousands)
Summary of Operations:
----------------------
Interest income ......................   $ 1,265      $  2,079    $  2,389   $  2,259
Interest expense .....................       480         1,110       1,264      1,236
                                         -------      --------    --------   --------
   Net interest income ...............       785           969       1,125      1,023
Provision for loan losses ............        23          (619)         42        322
                                         -------      --------    --------   --------
   Net interest income after provision
    for loan losses ..................       762         1,588       1,083        701
                                         -------      --------    --------   --------
Noninterest income ...................       129           201         200        160
                                         -------      --------    --------   --------
Noninterest expenses:
   Compensation and benefits .........       342           508         553        489
   Occupancy and equipment ...........       128           170         158        152
   Professional fees .................        58            43          80         95
   Federal insurance premiums ........         5             9          69         19
   Other .............................       154           184         199        278
                                         -------      --------    --------   --------
     Total noninterest expense .......       687           914       1,059      1,033
                                         -------      --------    --------   --------
Income (loss) before taxes ...........       204           875         224       (172)
Income tax provision (benefit) .......        70           334          45        (28)
                                         -------      --------    --------   --------
     Net income (loss) ...............   $   134      $    541    $    179   $   (144)
                                         =======      ========    ========   ========

                                         At or For the
                                          Nine Months      At or For the Year Ended
                                             Ended               December 31,
                                         September 30,    --------------------------
                                              2002         2001      2000      1999
                                         -------------    ------    ------    ------
Key Operating Ratios:                                          (Unaudited)
---------------------
Performance Ratios:
Return on assets (ratio of net
   earnings to average equity) ........       0.59%         1.76%     0.57%    (0.42)%
Return on equity (ratio of net
   earnings to average equity) ........       7.10         25.91     10.93    (17.02)
Interest rate margin ..................       3.94          3.78      4.03      3.25

Asset Quality Ratios:
Non-performing loans to total loans at
   end of period ......................       1.70%         0.98%     2.28%     9.43%
Non-performing loans to total assets ..       0.86          0.53      1.36      4.17
Non-performing assets to total assets
   at end of period ...................       0.92          0.56      1.47      4.44
Allowance for loan losses to
   nonperforming loans at end of period     230.61        281.68    229.47     59.65
Allowance for loan losses to total
   loans, net .........................       4.08          2.83      5.51      5.96

Capital Ratios:
Tangible equity .......................      11.82%        10.33%     8.08%     6.23%
Core capital ..........................      11.82         10.54      9.52      7.77
Risk-based capital ....................      23.11         19.94     17.57     17.48
Equity to total assets at end of period       9.31          7.96      5.69      4.65

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of Pocahontas Bancorp and Marked Tree Bancshares. These statements may be made directly in this document or may be incorporated in this document by reference to other documents and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "potential" or similar expressions. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

     o increases in competitive pressure among financial institutions or from non-financial institutions;

     o    changes in the interest rate environment;

     o    changes in deposit flows, loan demand or real estate values;

     o    changes in accounting principles, policies or guidelines;

     o general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets, or the banking industry;

     o    legislation or regulatory changes;

     o    technological changes;

     o the level of realization, if any, of expected cost savings from the merger;

     o difficulties related to the integration of the business of Pocahontas Bancorp and Marked Tree Bancshares may be greater than expected; and

     o    revenues following the merger may be lower than expected.

     Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

     All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Pocahontas Bancorp or Marked Tree Bancshares or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Pocahontas Bancorp nor Marked Tree Bancshares undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. However, each of Pocahontas Bancorp and Marked Tree Bancshares will promptly amend or supplement this document in order to reflect any facts or events of which it becomes aware arising after the effective date of this document and prior to the date of the Marked Tree Bancshares special meeting which individually or in the aggregate represent a fundamental change in the information set forth herein.

                         INFORMATION ABOUT THE COMPANIES

Pocahontas Bancorp, Inc.
1700 East Highland Drive
Jonesboro, Arkansas 72401
(870) 802-5900

     Pocahontas Bancorp, Inc., a Delaware corporation and holding company organized in 1998, is headquartered in Jonesboro, Arkansas. It is the holding company for First Community Bank, a federal stock savings bank founded in 1935. First Community Bank is a community-oriented financial institution and subject to regulation by the Office of Thrift Supervision. First Community Bank's deposits are insured by the Savings Association Insurance Fund, as administered by the Federal Deposit Insurance Corporation. First Community Bank, which operates through 20 branch offices in Northeast Arkansas, is primarily engaged in attracting retail deposits from the general public and investing those deposits, together with funds generated through operations and from borrowings, in the origination of mortgage loans on single-family properties. In addition, First Community Bank originates commercial real estate loans, multi-family residential real estate loans, agricultural real estate loans, home equity loans and other consumer loans. First Community Bank also invests in U.S. Treasury and Government agency securities and other investment securities. First Community Bank's deposit gathering base is concentrated in the communities surrounding its offices.

Marked Tree Bancshares, Inc.
210 Frisco Street
Marked Tree, Arkansas 72365
(870) 358-2600

     Marked Tree Bancshares, an Arkansas corporation organized in 1985, is the holding company for Marked Tree Bank, an Arkansas bank founded in 1932. Both Marked Tree Bancshares and Marked Tree Bank are subject to regulation by the State of Arkansas and the Federal Deposit Insurance Corporation. Marked Tree Bank's deposits are insured by the Federal Deposit Insurance Corporation. Marked Tree Bank operates one banking office in Marked Tree, Arkansas.

     Marked Tree Bank operates as a community-oriented financial institution. Its principal business consists of accepting retail deposits from the general public in the area surrounding its branch office and investing those funds, together with funds generated from operations and borrowings, in consumer loans, agricultural loans, commercial business loans and residential real estate loans. Marked Tree Bank also provides a variety of other financial services to consumers and businesses in its market area. Its revenues are derived from these banking activities and its portfolio of investment and mortgage-backed securities.

                   THE MARKED TREE BANCSHARES SPECIAL MEETING

     This section contains information from Marked Tree Bancshares about the special meeting of stockholders it has called to consider and approve the merger agreement.

     Together with this document, we are also sending you a notice of the Marked Tree Bancshares special meeting and a form of proxy that is solicited by our board of directors. The special meeting will be held on March 21, 2003 at 4:00 p.m., Central time, at the office of Marked Tree Bank, 210 Frisco Street, Marked Tree, Arkansas.

Matters to be Considered

     The purpose of the special meeting is to vote on a proposal for adoption of the merger agreement.

     You may be asked to vote upon any other matters that may properly be submitted to a vote at the special meeting. You also may be asked to vote upon a proposal to adjourn the special meeting. We could use any adjournment for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

     Each copy of this document mailed to Marked Tree Bancshares stockholders is accompanied by a form of proxy with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or any adjournment thereof, regardless of whether you plan to attend the special meeting. You can revoke your proxy at any time before the vote is taken at the special meeting by

     o submitting written notice of revocation to the Secretary of Marked Tree Bancshares prior to the voting of such proxy,

     o    submitting a properly executed later-dated proxy, or

     o voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

             Marked Tree Bancshares, Inc.
             210 Frisco Street
             Marked Tree, Arkansas 72365
             Attention:  E. Ritter Arnold, President and Chief Executive Officer

     All shares represented by valid proxies we receive through this solicitation, and not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" adoption of the merger agreement. The Marked Tree Bancshares board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or any adjournment thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against adoption of the merger agreement will not be voted in favor of adjourning the special meeting to solicit additional proxies.

     You should NOT send stock certificates with your proxy cards. If the merger is completed, you will be mailed a transmittal form promptly after the completion of the merger with instructions on how to exchange your stock certificates for stock certificates of Pocahontas Bancorp and cash in lieu of fractional shares, if applicable.

Solicitation of Proxies

     Marked Tree Bancshares will bear the entire cost of soliciting proxies from you. If necessary, we may use several of our regular employees, who will not be specially compensated, to solicit proxies from Marked Tree Bancshares stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

     Your board of directors has fixed the close of business on February __, 2003 as the record date for determining the Marked Tree Bancshares stockholders entitled to receive notice of and to vote at the special meeting. At that date, 2,794.145 shares of Marked Tree Bancshares common stock were outstanding, held by 13 holders of record.

Voting Rights and Vote Required

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Marked Tree Bancshares common stock is necessary to constitute a quorum at the special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present.

     Adoption of the merger agreement requires the affirmative vote at the special meeting of the holders of at least two-thirds of the outstanding shares of Marked Tree Bancshares common stock. You are entitled to one vote for each share of Marked Tree Bancshares common stock you held as of the record date. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as by any person acting in concert with such person or entity.

     Because the affirmative vote of the holders of at least two-thirds of the outstanding shares of Marked Tree Bancshares common stock at the special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Abstentions also will have the same effect as a vote against the merger. Accordingly, your board of directors urges you to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Principal Holders of Voting Securities

     The following table sets forth, as of the record date, the shares of Marked Tree Bancshares common stock beneficially owned by directors and executive officers individually, by executive officers and directors as a group and by each person who was the beneficial owner of more than five percent of the outstanding shares of Marked Tree Bancshares common stock on the record date.

                                            Amount of Shares Owned and
             Name and Address of               Nature of Beneficial      Percent of Shares
              Beneficial Owners                    Ownership (1)          Outstanding (2)
             -------------------            --------------------------   -----------------
Directors and Executive Officers (3)
E. Ritter Arnold                                   688.000(4)                 24.62%
  President and CEO and Director

Mary Ann Arnold                                    398.090(5)                 14.25%
  Director

Frank Brunner, Jr.                                 408.055                    14.60%
  Director

Daniel B. Hatzenbuehler                            716.400(6)                 25.64%
  Secretary and Director

Sherry London                                       --                         0.00%
  Director

P. Michael Murphy                                   --                         0.00%
  Director

All Directors and Executive Officers             1,768.045                    63.28%
as a Group (6 persons)

Principal Stockholders:
E. Ritter Arnold                                   688.000(4)                 24.62%

Mary Ann Arnold                                    398.090(5)                 14.25%

Frank Brunner, Jr.                                 408.055                    14.60%

Rynnett Ritter Clark                               202.900                     7.26%

Daniel B. Hatzenbuehler                            716.400(6)                 25.64%

Robin Ritter Hatzenbuehler                         273.900(7)                  9.80%

Ronda Ritter Ray                                   174.500                     6.25%

L.V. Ritter #2 Trust                               442.500                    15.84%

Randel Ritter Wilder                               174.500                     6.25%

Melissa Arnold Wrenn                               174.500                     6.25%

----------

(1) A person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the record date. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) The percentage of outstanding shares of common stock beneficially owned by each person is calculated based on the 2,794.145 outstanding shares of common stock as of the record date. As of the record date, none of the persons listed above had the right to acquire any shares of common stock within 60 days after the record date.
(3) The mailing address for each person listed is 210 Frisco Street, Marked Tree, Arkansas 72365.
(4) Consists of 245.500 shares held directly by E. Ritter Arnold and 442.500 shares held by the L.V. Ritter #2 Trust. Mr. Arnold and Daniel B. Hatzenbuehler are co-trustees of the L.V. Ritter #2 Trust.
(5) Consists of 396.090 shares held directly by Mary Ann Arnold and 2 shares held by Ms. Arnold's spouse, Dr. Sidney Arnold. Ms. Arnold disclaims beneficial ownership of the shares held by her spouse.
(6) Consists of 76 shares held directly by Daniel B. Hatzenbuehler, 442.500 shares held by the L.V. Ritter #2 Trust, and 197.900 shares held by Mr. Hatzenbuehler's spouse, Robin Ritter Hatzenbuehler. Mr. Arnold and Mr. Hatzenbuehler are co-trustees of the L.V. Ritter #2 Trust. Mr. Hatzenbuehler disclaims beneficial ownership of the shares held by his spouse.
(7)  Consists of 197.900 shares held directly by Robin Ritter Hatzenbuehler and
     76.000 shares held by Ms. Hatzenbuehler's spouse, Daniel B. Hatzenbuehler. Ms. Hatzenbuehler disclaims beneficial ownership of the shares held by her spouse.

Recommendation of the Board of Directors

     Your board of directors has unanimously approved the merger agreement and the transactions it contemplates. The board of directors determined that the merger agreement and the transactions it contemplates are advisable and in the best interests of Marked Tree Bancshares and its stockholders and unanimously recommends that you vote "FOR" adoption of the merger agreement.

     See "THE MERGER-Marked Tree Bancshares' Reasons for the Merger and Recommendation of Board of Directors" on page 24 for a more detailed discussion of the Marked Tree Bancshares board of directors' recommendation.

                                   THE MERGER

     The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as an Appendix to this document. We encourage you to read and review that document as well as the discussion in this document.

General

     This section provides material information about the merger of Marked Tree Bancshares and Pocahontas Bancorp and the circumstances surrounding the merger. The next section of this document, entitled "THE MERGER AGREEMENT" on pages 30 through 34, have additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

     At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. Adoption of the merger agreement will constitute adoption of the transactions it contemplates, including, among others, the merger of Marked Tree Bancshares with and into Pocahontas Bancorp.

     We are furnishing this document to you in connection with the solicitation of proxies by the board of directors of Marked Tree Bancshares for use at its special meeting of stockholders and any adjournment of the meeting.

Conversion of Marked Tree Bancshares Common Stock

     When the merger becomes effective, for each share of Marked Tree Bancshares common stock that you own, you will receive the number of shares of Pocahontas Bancorp common stock determined by dividing the stated book value per share of Marked Tree Bancshares by the stated book value per share of Pocahontas Bancorp. Stated book value per share will be calculated as of the last calendar quarter-end prior to the consummation of the merger. For example, assuming the merger was to be consummated before March 31, 2003, the stated book value per share would be calculated as of December 31, 2002. As of that date, the stated book value per share of Pocahontas Bancorp was $11.10 and the stated book value per share of Marked Tree Bancshares was $1,152.82; accordingly, the number of shares of Pocahontas Bancorp common stock that you would receive for each share of Marked Tree Bancshares that you own would be 103.86 (determined by dividing $1,152.82 by $11.10).

     The exchange ratio, determined as provided above, is subject to adjustment. If the average of the closing prices of Pocahontas Bancorp common stock on the NASDAQ National Market for the 20 consecutive trading days ending on the fifth business day before the merger is consummated is more than 15% higher or more than 15% lower than $10.35, then the exchange ratio will be decreased by the percentage by which that average market value is higher than $10.35 or increased by the percentage by which that market value is lower than $10.35, respectively. Pocahontas Bancorp will not issue any fractional shares. Instead, you will receive a cash payment, without interest, equal to that fractional share interest.

     Any shares of Marked Tree Bancshares common stock owned or held by Pocahontas Bancorp or Marked Tree Bancshares or any of their subsidiaries at the time the merger becomes effective will cease to exist, and those shares will not be converted into shares of Pocahontas Bancorp common stock. No shares of Pocahontas Bancorp capital stock or cash will be issued or exchanged for such shares.

     Stockholders of Marked Tree Bancshares have the right to dissent from the merger and obtain the payment of the fair value of their shares. To do so however, stockholders must satisfy specific statutory requirements. See "Dissenters' Rights" and Appendix II for a description of these procedures. Any dissenting shares will not be converted in the merger into Pocahontas Bancorp common stock.

Structure of the Merger

     The merger agreement provides for the merger of Marked Tree Bancshares with and into Pocahontas Bancorp. Pocahontas Bancorp will be the surviving corporation. Immediately after the consummation of the merger, First Community Bank (Pocahontas Bancorp's savings bank subsidiary) and Marked Tree Bank (Marked Tree Bancshares' bank subsidiary) will merge, with First Community Bank the surviving bank of that merger.

     Pocahontas Bancorp will account for the merger as a "purchase" for financial reporting purposes. The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

Background of the Merger

     Prior to 1999, Marked Tree Bank had primarily served as a lender to individuals, small businesses and farming entities in the 15-mile radius of Marked Tree, Arkansas and a significant portion of Marked Tree Bank's loan portfolio was concentrated in agricultural lending. During early spring of 1999, Marked Tree Bank identified a number of agricultural loans that were non-performing, which resulted in Marked Tree Bank having to make substantial additions to its loan loss reserve, incur substantial loan charge-offs (primarily related to agricultural loans), and incur material losses. In May 1999, Marked Tree Bank engaged a new President and Chief Executive Officer, Frankie L. Pratt, who had extensive experience in problem loan workout and collection matters for small banks.

     As a result of these problems, Marked Tree Bank entered into a Memorandum of Understanding dated June 30, 1999 with the Federal Deposit Insurance Corporation and the Arkansas State Banking Department, and Marked Tree Bancshares entered into a similar Memorandum of Understanding in October 1999 with the Federal Reserve Bank of St. Louis and the Arkansas State Banking Department. As a part of these regulatory agreements, Marked Tree Bancshares raised new equity and borrowed funds which were used in October 1999 to contribute additional capital to Marked Tree Bank. As a result of this equity infusion, improvements in the loan portfolio, and other actions taken by Bank management, the two Memoranda of Understanding were terminated by the respective regulators in the second quarter of 2000. During 1999, 2000, and the first half of 2001, Marked Tree Bank continued to deal with its workout and problem loan issues, and Bank management limited asset growth. Loan growth was largely generated by purchasing loan participations from banks in Arkansas and Tennessee with which Bank management were familiar. Between the end of 1998 and the end of 2001, Marked Tree Bank's assets were reduced from $36.8 million to $30.1 million.

     In July 2001, Mr. Pratt resigned as President and Chief Executive Officer to take a position with another financial institution, and was not replaced. In October 2001, Bank management took into income approximately $619,000, representing a reverse provision from its loan loss reserve. By the end of 2001, Marked Tree Bank had been restored to financial health and a more normal operating environment. However, the Board found it difficult to generate a reasonable volume of quality loans in Marked Tree Bank's market area, particularly in light of Marked Tree Bank's more restricted agricultural lending. Further, Marked Tree Bank's board of directors was aware of the ongoing changes in the financial services industry, including increased competition and consolidation.

     Marked Tree Bank's board of directors believed that in order to remain independent it would be necessary for Marked Tree Bank to increase its assets and operations, which would involve increases in expenses for personnel and technology, new products and additional capital. In view of the board's belief that continued consolidation and competition in the financial services industry would make it increasingly difficult for rural community banks such as Marked Tree Bank to maintain a competitive position and market share, the board determined it would be appropriate to consider various strategic alternatives, including remaining an independent entity, as well as entering into possible business combinations with other financial institutions.

     Two northeast Arkansas community banks had expressed a possible interest in a business combination with Marked Tree Bank, and representatives of Marked Tree Bank's board of directors had exploratory discussions with representatives of these two institutions from late 2001 through the first quarter of 2002. Bank management engaged legal counsel experienced with bank merger transactions in the fourth quarter of 2001. In addition, Marked Tree Bank's board of directors engaged Mercer Capital Management, Inc. of Memphis, Tennessee in the first quarter of 2002 to assist it in an analysis of the factors involved in valuing the common stock of Marked Tree Bancshares, as well as similar valuation analyses of potential merger partners. One of the potential interested parties determined by January 2002 that its board was not interested in a merger transaction at that time. Marked Tree Bank had several discussions with the remaining interested party, but no specific price or terms were agreed upon, and by April 2002, those discussions were terminated when the other party determined that other business initiatives would not allow it to pursue a merger transaction with Marked Tree Bank during 2002.

     In March 2002, a representative of First Community Bank approached one of the directors of Marked Tree Bancshares to determine if there would be any interest in discussing the possibility of a business combination with Pocahontas Bancorp, Inc. In June 2002, representatives of Marked Tree Bank's board of directors met with Dwayne Powell, President and Chief Executive Officer of Pocahontas Bancorp, and Harold Perrin, a director of First Community Bank, about the possibility of a merger between the two institutions. Mr. Powell indicated an interest on behalf of Pocahontas Bancorp, and after two further exploratory meetings between representatives of the two institutions, the parties entered into a Confidentiality Agreement on July 29, 2002, and exchanged financial and other information. Representatives of the parties had additional meetings in August and September of 2002. On September 24, 2002, Mr. Powell submitted to Marked Tree Bank's representatives a draft letter of intent which outlined proposed terms of a merger between the parties and certain related items. Based on the board's knowledge of the likely acquirers for rural community banks in the Marked Tree area, the board did not believe that there were likely to be other interested or suitable parties. Bank management and its legal counsel reviewed and discussed the draft letter of intent and on September 26, 2002, submitted certain changes and additions to that letter. On October 1, 2002 Mr. Powell submitted a revised letter of intent, and this revised letter of intent was considered and discussed in detail by the board of directors and certain stockholders of Marked Tree Bancshares. On October 3, 2002, the board of directors of Marked Tree Bancshares approved the terms of the letter of intent and authorized the board's representatives to sign such letter and to issue a press release related to such proposed transaction. The letter of intent was signed, effective October 3, 2002, by both parties. On October 9, 2002, a public announcement of the proposed transaction was issued by both parties.

     In late October 2002, Pocahontas Bancorp and its counsel submitted a draft of a proposed merger agreement between the parties. Over the ensuing two weeks, Marked Tree Bancshares and its counsel reviewed the merger agreement, provided comments, and these comments were incorporated by Pocahontas Bancorp into new drafts of a definitive merger agreement, the final draft of which was submitted to the board of directors of Marked Tree Bancshares at a special meeting on November 26, 2002. Counsel for Marked Tree Bancshares participated in this meeting by conference call. The board and its counsel reviewed the terms of the final merger agreement and discussed the changes that had been made during negotiations. After discussion and questions and answers, the board of directors of Marked Tree Bancshares approved the definitive merger agreement by written consent action as of November 26, 2002. On November 20, 2002, the Pocahontas Bancorp board met and approved the terms of the definitive merger agreement, subject to satisfactory resolution by management of several final issues. The final merger agreement was executed on November 27, 2002 and a press release announcing the execution of the merger agreement was issued later that day.

Reasons for the Merger and Recommendation of the Marked Tree Bancshares Board of Directors

     Marked Tree Bancshares board believes that the merger is fair to, and in the best interests of, Marked Tree Bancshares and its stockholders. Accordingly, the Marked Tree Bancshares board has unanimously approved the merger agreement and recommends that the holders of Marked Tree Bancshares common stock vote FOR the approval and adoption of the merger agreement and the consummation of the transactions contemplated by the merger agreement.

     The terms of the merger, including the exchange ratio, are the result of arm's-length negotiations between representatives of Marked Tree Bancshares and Pocahontas Bancorp. In reaching its decision to approve the merger agreement, the Marked Tree Bancshares board consulted with its legal advisor regarding the legal terms of the transaction and the board's obligations in its consideration of the proposed transaction. The board considered a number of factors, both from a short-term and long-term perspective, including the following:

     o the board's familiarity with and review of Marked Tree Bancshares' business, financial condition, results of operations and prospects, including its potential growth and profitability and the associated business risks;

     o the current and prospective environment in which Marked Tree Bancshares operates, including national and local economic conditions, the competitive environment for rural community banks and other financial institutions generally, and the increasing consolidation in the financial services industry and the competitive effects of such increased consolidation on smaller financial institutions such as Marked Tree Bank;

     o the rapid technological advances impacting the financial services industry in recent years, the capital investment necessary for Marked Tree Bank to keep pace with such technological advances, the competitive advantage and increased efficiency gained by financial institutions possessing sufficient resources to enable them to make such capital investments and to realize such efficiencies, and the comparable competitive disadvantage to smaller institutions such as Marked Tree Bank which generally do not possess the resources necessary to invest in such technological advances;

     o information concerning the business, financial condition, results of operations and prospects of First Community Bank, including the recent performance of Pocahontas Bancorp common stock, the historical financial data of Pocahontas Bancorp, customary statistical measurements of Pocahontas Bancorp's financial performance and the future prospects for Pocahontas Bancorp common stock following the merger;

     o the value to be received by holders of Marked Tree Bancshares common stock pursuant to the merger agreement in relation to the historical book value of Marked Tree Bancshares common stock;

     o the analysis previously presented by Mercer Capital to the Marked Tree Bancshares board with respect to the valuation of the Marked Tree Bancshares common stock;

     o the financial and other significant terms of the proposed merger with Pocahontas Bancorp, and the review by Marked Tree Bancshares with its legal advisor of the provisions of the merger agreement;

     o the expected impact of the merger on Marked Tree Bancshares' business, employees, customers and communities, the compatibility of the respective businesses and management philosophies of Pocahontas Bancorp and Marked Tree Bancshares, and the expectation that Pocahontas Bancorp will continue to provide quality service to the customers and the community served by Marked Tree Bancshares through First Community Bank;

     o the fact that Pocahontas Bancorp has agreed to appoint E. Ritter Arnold and Daniel B. Hatzenbuehler to the First Community Bank board of directors, which is expected to provide a degree of continuity and involvement by Marked Tree Bancshares following the merger, which Marked Tree Bancshares believes will further promote the interests of Marked Tree Bancshares' stockholders, customers and employees;

     o the fact that the receipt of Pocahontas Bancorp common stock in the merger generally will permit holders of Marked Tree Bancshares common stock to defer any federal income tax liability associated with the increase in the value of their stock as a result of the merger and to become stockholders of Pocahontas Bancorp, an institution with a history of ongoing growth in operations and earnings, consistent dividend payments, and share liquidity;

     o the alternative strategic courses available to Marked Tree Bancshares, including remaining independent and exploring other potential business combination transactions; and

     o the likelihood of receiving the requisite regulatory approvals in a timely manner.

     Marked Tree Bancshares' board also considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including the following:

     o the loss of control over the future operations of Marked Tree Bancshares and Marked Tree Bank following the merger;

     o the fact that Marked Tree Bancshares could be effectively precluded from entering into any potentially superior merger with a third party because Pocahontas Bancorp required that voting agreements be executed by Marked Tree Bancshares' executive officers and directors, thereby effectively ensuring that 63% of the outstanding shares of Marked Tree Bancshares would be voted to approve the merger; and

     o    the other risks described in this document under "Risk Factors."

     The Marked Tree Bancshares board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger. In making its determination, the board did not ascribe relative weights to the factors that it considered.

     It should be noted that this explanation of Marked Tree Bancshares board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS" on page 16.

Board of Directors and Management of Pocahontas Bancorp Following the Merger

     Board of Directors of Pocahontas Bancorp. Upon completion of the merger, the board of directors of Pocahontas Bancorp will consist of the seven persons who currently serve on the board of directors of Pocahontas Bancorp. There will be no change to the board of directors of Pocahontas Bancorp as a result of the merger.

     Executive Officers of Pocahontas Bancorp. Upon completion of the merger, the executive officers of Pocahontas Bancorp will be comprised of members of the current management of Pocahontas Bancorp.

     As of January 28, 2003, the directors and executive officers of Pocahontas Bancorp (eight persons) owned, in the aggregate, 23.4% of the total outstanding shares of common stock of Pocahontas Bancorp. Information about the current Pocahontas Bancorp directors and executive officers, including executive compensation, certain relationships and related transactions, as well as their ownership of Pocahontas Bancorp common stock, can be found in Pocahontas Bancorp's proxy statement, which is incorporated by reference into Pocahontas Bancorp's Annual Report on Form 10-K for the year ended September 30, 2002. See "WHERE YOU CAN FIND MORE INFORMATION" on page 44.

Distribution of Pocahontas Bancorp Certificates

     At or prior to the completion of the merger, Pocahontas Bancorp will cause to be deposited, with a bank or trust company or other stock transfer agent acting as exchange agent, certificates representing shares of Pocahontas Bancorp common stock for the benefit of the holders of certificates representing shares of Marked Tree Bancshares common stock and cash in lieu of any fractional shares that would otherwise be issued in the merger.

     Promptly after the completion of the merger, Pocahontas Bancorp will cause the exchange agent to send transmittal materials to each holder of a Marked Tree Bancshares stock certificate for use in exchanging Marked Tree Bancshares stock certificates for certificates representing shares of Pocahontas Bancorp common stock and cash in lieu of fractional shares, if applicable. Holders of Marked Tree Bancshares stock certificates should NOT surrender their Marked Tree Bancshares stock certificates for exchange until they receive the letter of transmittal and instructions. The exchange agent will deliver certificates for Pocahontas Bancorp common stock and, if applicable, a check instead of any fractional shares of Pocahontas Bancorp common stock, once it receives the properly completed transmittal materials together with certificates representing a holder's shares of Marked Tree Bancshares common stock.

     Marked Tree Bancshares stock certificates may be exchanged for Pocahontas Bancorp stock certificates through the exchange agent for up to one year after the completion of the merger. At the end of that period, any Pocahontas Bancorp stock certificates and cash will be returned to Pocahontas Bancorp. Any holders of Marked Tree Bancshares stock certificates who have not exchanged their certificates will be entitled to look only to Pocahontas Bancorp for Pocahontas Bancorp stock certificates and any cash to be received instead of fractional shares of Pocahontas Bancorp common stock.

     If your Marked Tree Bancshares stock certificate has been lost, stolen or destroyed, you may receive a Pocahontas Bancorp stock certificate upon the making of an affidavit of that fact. Pocahontas Bancorp may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against Pocahontas Bancorp with respect to the lost, stolen or destroyed Marked Tree Bancshares stock certificate.

     After completion of the merger, there will be no further transfers on the stock transfer books of Marked Tree Bancshares.

Fractional Shares

     Pocahontas Bancorp will not issue any fractional shares of Pocahontas Bancorp common stock. Instead, a Marked Tree Bancshares stockholder who would otherwise have received a fraction of a share of Pocahontas Bancorp common stock will receive an amount of cash equal to the fraction of a share of Pocahontas Bancorp common stock to which such holder would otherwise be entitled multiplied by the average of the closing prices of Pocahontas Bancorp common stock on the NASDAQ National Market (as reported by the Wall Street Journal) for the 20 consecutive trading days ending on the fifth business day before consummation of the merger.

Public Trading Markets

     Pocahontas Bancorp common stock is currently included for quotation on the NASDAQ National Market under the symbol "PFSL." Marked Tree Bancshares common stock currently is not publicly traded. Upon completion of the merger, the Pocahontas Bancorp common stock issuable pursuant to the merger agreement will be included for quotation on the NASDAQ National Market.

     The shares of Pocahontas Bancorp common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an affiliate of Marked Tree Bancshares, as discussed in "THE MERGER-Resales of Pocahontas Bancorp Stock by Affiliates" on page 29.

     As reported on the NASDAQ National Market, the closing sale price per share of Pocahontas Bancorp common stock on October 9, 2002 was $10.459. The implied per share value of Marked Tree Bancshares common stock was $1,086.27 as of that date. The closing sale price per share of Pocahontas Bancorp common stock on the NASDAQ National Market on February 13, 2003, the last practicable trading day before the date of this document, was $10.91. The implied per share value of Marked Tree Bancshares common stock was $1133.11 as of that date. The implied value of one share of Marked Tree Bancshares common stock as of these dates was calculated by applying the exchange ratio.

     Pocahontas Bancorp may from time to time repurchase shares of Pocahontas Bancorp common stock.

Pocahontas Bancorp Dividends

     Pocahontas Bancorp currently pays a quarterly cash dividend of $0.08 per share, which is expected to continue, although the Pocahontas Bancorp board of directors may change this dividend policy at any time. During 2002, Marked Tree Bancshares paid no cash dividends, and Pocahontas Bancorp paid cash dividends totaling $0.295 per share.

     Pocahontas Bancorp stockholders will be entitled to receive dividends when and if declared by the Pocahontas Bancorp board of directors out of funds legally available for dividends. The Pocahontas Bancorp board of directors will periodically consider the payment of dividends, taking into account Pocahontas Bancorp's financial condition and level of net income, Pocahontas Bancorp's future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

Dissenters' Rights

     Pursuant to the provisions of Subchapter 10 of the Arkansas Business Corporation Act, if the proposed merger is consummated, any holder of Marked Tree Bancshares common stock who (i) gives to Marked Tree Bancshares, prior to the vote at the special meeting with respect to the approval of the merger agreement, written notice of such holder's objection to the merger, (ii) does not vote in favor thereof, and (iii) the holder within ten (10) days after the date on which the vote was taken makes written demand on the surviving corporation for payment of the fair value of his shares, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the day prior to the date on which the vote was taken approving the merger.

     The written notice requirement referred to above will not be satisfied under the Arkansas statutory provisions by merely voting against approval of the merger agreement by proxy or in person at the special meeting. In addition to not voting in favor of the merger agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's objection to the merger and provide notice to the surviving corporation within ten (10) days after the shareholder's meeting of the holder's intent to demand payment for such holder's shares if the proposed merger is effected. The notice of the intent to demand payment must state the number and class of the shares owned by the holder. Any holder failing to make demand within the ten-day period will have forfeited any right to dissent from the transaction, and shall receive the consideration to be paid pursuant to the terms of the merger agreement.

     Any written notice of objection or intent to demand payment pursuant to Subchapter 10 of the Arkansas Business Corporation Act should be addressed as follows: Marked Tree Bancshares, 210 Frisco Street, Marked Tree, Arkansas 72365,
Attention: E. Ritter Arnold, President and Chief Executive Officer.

     Within ten (10) days after the merger is effected, Pocahontas Bancorp, as the surviving corporation, is required to give notice to each holder who has made demand as set forth above for the payment of the fair value of such holder's shares of Marked Tree Bancshares stock.

     If within thirty (30) days after the date on which the merger was effected the value of the shares is agreed upon between the dissenting shareholder and Pocahontas Bancorp, payment must be made within ninety (90) days after the date on which the merger was effected, upon the surrender of the holder's certificates representing the dissenting shares.

     If a demand for payment under Section 4-26-1007 remains unsettled 30 days after the merger is effected, the dissenting shareholder may commence a proceeding in the Circuit Court of Pulaski County, Arkansas, within 60 days after the expiration of the 30 day period. The Circuit Court shall determine the fair value of the shares as of the day prior to the date on which the vote was taken approving the merger. The dissenting shareholder shall be entitled to a judgment in the amount of the fair value of the shares, together with interest thereon to the date of the judgment.

     Upon payment of the fair value of the shares, the dissenting shareholder shall cease to have any interest in the shares or in the surviving corporation.

     The foregoing is a summary of the material rights of a dissenting stockholder of Marked Tree Bancshares, but is qualified in its entirety by reference to Subchapter 10 of the Arkansas Business Corporation Act, included in Appendix II to this proxy statement. It is not intended to grant or enlarge any right of dissent or payment to any stockholder and should not be so read. Stockholders' rights of dissent and payment are limited to those provided by law. Any Marked Tree Bancshares stockholder who intends to exercise the right to dissent from consummation of the proposed merger should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Marked Tree Bancshares stockholders, except as indicated above or otherwise required by law.

     Any dissenting Marked Tree Bancshares stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes.

Resales of Pocahontas Bancorp Stock by Affiliates

     Affiliates of Marked Tree Bancshares, as defined under Rule 145 under the Securities Act, generally may not sell their shares of Pocahontas Bancorp common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 145 issued by the SEC under the Securities Act. Affiliates include directors and executive officers of Marked Tree Bancshares.

     Under the merger agreement, Marked Tree Bancshares agreed to, and has provided Pocahontas Bancorp with a list of the persons who, to Marked Tree Bancshares' knowledge, may be deemed to be affiliates of Marked Tree Bancshares. Marked Tree Bancshares has also delivered a letter of agreement from each of these persons by which that person agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Pocahontas Bancorp common stock distributed to him pursuant to the merger except in compliance with Rule 145 under the Securities Act, in a transaction that, in the opinion of counsel reasonably satisfactory to Pocahontas Bancorp, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Pocahontas Bancorp may place restrictive legends on its common stock certificates that are issued to persons who are deemed to be affiliates of Marked Tree Bancshares under the Securities Act.

     This document does not cover any resales of Pocahontas Bancorp common stock received in the merger by any person who may be deemed an affiliate of Marked Tree Bancshares.

Interests of Certain Marked Tree Bancshares' Directors and Officers in the Merger that Differ from Your Interests

     Some members of Marked Tree Bancshares' management and board of directors have interests in the merger that are in addition to or different from their interests as stockholders of Marked Tree Bancshares generally. Marked Tree Bancshares' board of directors considered these interests (as described in the following paragraphs) in approving the merger agreement.

     First Community Board of Directors. The merger agreement provides that following completion of the merger, First Community Bank will expand its board of directors by two members and Pocahontas Bancorp will cause E. Ritter Arnold, President, Chief Executive Officer and a director of Marked Tree Bancshares and Daniel B. Hatzenbuehler, Secretary and a director of Marked Tree Bancshares, to be appointed to that board. Each member of the board of directors will receive a monthly fee of $500 for service on the board.

     Protection of Marked Tree Bancshares Directors and Officers Against Claims. For three years from the consummation of the merger, Pocahontas Bancorp has agreed to indemnify and hold harmless each present and former director and officer of Marked Tree Bancshares from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent such persons would have been indemnified as a director or officer of Marked Tree Bancshares or any of its subsidiaries under Arkansas law and Marked Tree Bancshares' articles of incorporation and bylaws. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Pocahontas Bancorp has also agreed to advance any costs to each of these persons as they are incurred to the fullest extent permitted under Arkansas law. Pocahontas Bancorp has also agreed that it will use its best efforts to maintain a policy of directors' and officers' liability insurance coverage for the benefit of Marked Tree Bancshares' directors and officers for six years following consummation of the merger.

Employee Benefits Following the Merger

     Employees of Marked Tree Bancshares or Marked Tree Bank who continue as employees of Pocahontas Bancorp or First Community Bank after the merger will receive credit for service with Marked Tree Bancshares or Marked Tree Bank (for purposes of eligibility and vesting determination but not for benefit accrual purposes) under any similar existing Pocahontas Bancorp benefit plan or new Pocahontas Bancorp benefit plan in which the employees would be eligible to enroll. Pocahontas Bancorp will make available to continuing employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to employees of Pocahontas Bancorp or First Community Bank, except that preexisting condition eligibility waiting period or other limitations and exclusions otherwise applicable under the plans to new employees shall not apply to such employees or their covered dependents who are covered under a similar Marked Tree Bank plan on the merger effective date.

Acquisitions Generally

     Pocahontas Bancorp regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur.

Regulatory Approvals

     The merger is subject to the approval of the Office of Thrift Supervision. On February 4, 2003, Pocahontas Bancorp filed an application for approval of the merger with the Office of Thrift Supervision. Pocahontas Bancorp expects Office of Thrift Supervision approval of the merger in March 2003.

     Under federal law, a period of 15 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the merger under the federal antitrust laws. The parties do not expect that the Department of Justice will object to the merger.

     It is a condition to the consummation of the merger that all requisite regulatory approvals be obtained without any conditions that are in Pocahontas Bancorp's reasonable judgment unduly burdensome. Although not expected, no assurance can be given that Office of Thrift Supervision approval will not contain any such condition or restriction.

Fairness Opinion

     The board of directors of Marked Tree Bancshares did not seek or obtain a fairness opinion from a financial advisor as to the fairness from financial point of view of the merger consideration to be obtained by stockholders of Marked Tree Bancshares in the merger.

                              THE MERGER AGREEMENT

     The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix I to this document and is incorporated by reference into this document. We urge you to read the merger agreement carefully and in its entirety.

Terms of the Merger

     The merger agreement provides for the merger of Marked Tree Bancshares with and into Pocahontas Bancorp. Pocahontas Bancorp will be the surviving corporation after the merger. Each share of Marked Tree Bancshares common stock issued and outstanding immediately prior to the completion of the merger, except for certain shares of Marked Tree Bancshares common stock held by Marked Tree Bancshares as treasury stock, will be converted into the number of shares of Pocahontas Bancorp common stock determined by dividing the stated book value per share of Marked Tree Bancshares by the stated book value per share of Pocahontas Bancorp. Stated book value per share will be calculated as of the last calendar quarter-end prior to the consummation of the merger. For example, assuming the merger was to be consummated before March 31, 2003, the stated book value per share would be calculated as of December 31, 2002. As of that date, the stated book value per share of Pocahontas Bancorp was $11.10 and the stated book value per share of Marked Tree Bancshares was $1,152.82; accordingly, the number of shares of Pocahontas Bancorp common stock that you would receive for each share of Marked Tree Bancshares that you own would be
103.86 (determined by dividing $1,152.82 by $11.10).

     The exchange ratio, determined as provided above, is subject to adjustment. If the average of the closing prices of Pocahontas Bancorp common stock on the NASDAQ National Market (as reported by the Wall Street Journal) for the 20 consecutive trading days ending on the fifth business day before the merger is consummated is more than 15% higher or more than 15% lower than $10.35, then the exchange ratio will be decreased by the percentage by which that average market value is higher than $10.35 or increased by the percentage by which that market value is lower than $10.35, respectively. We refer to the ratio of Pocahontas Bancorp common stock to be received for each share of Marked Tree Bancshares common stock as the "exchange ratio."

     Pocahontas Bancorp will not issue any fractional shares of Pocahontas Bancorp common stock in the merger. Instead, a Marked Tree Bancshares stockholder who otherwise would have received a fraction of a share of Pocahontas Bancorp common stock will receive an amount in cash. This cash amount will be determined by multiplying the fraction of a share of Pocahontas Bancorp common stock to which such holder would otherwise be entitled by the average of the closing prices of Pocahontas Bancorp common stock on the NASDAQ National Market (as reported by the Wall Street Journal) for the 20 consecutive trading days ending on the fifth business day before we complete the merger.

Closing and Effective Time of the Merger

     The merger will be consummated only if all of the following occur:

     o the merger agreement is adopted by Marked Tree Bancshares stockholders;

     o    we obtain all required regulatory consents and approvals; and

     o all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

     The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State and articles of merger are filed with the Arkansas Secretary of State, or at a later time as may be agreed upon by us and indicated in the certificate of merger and articles of merger in accordance with applicable law. In the merger agreement, the date for completion of the merger will be mutually agreed by Pocahontas Bancorp and Marked Tree Bancshares, but not later than 30 days after the last condition stated in the merger agreement (including the expiration of any applicable waiting period) is fulfilled or waived. It is currently anticipated that the effective time will occur during the first or second calendar quarter of 2003, but we cannot guarantee when or if the merger will be consummated.

Representations, Warranties, Covenants and Agreements

     The merger agreement contains representations and warranties of Marked Tree Bancshares and Pocahontas Bancorp relating to their respective businesses that are customary in merger transactions. The representations in the merger agreement do not survive the effective time of the merger.

     Each of Pocahontas Bancorp and Marked Tree Bancshares has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, Pocahontas Bancorp and its subsidiaries and Marked Tree Bancshares and its subsidiary are required to conduct their respective businesses in the ordinary and usual course and to use their best efforts to preserve intact their respective business organizations and assets and to maintain their respective rights, franchises and relationships with others having business dealings with them. Pocahontas Bancorp and its subsidiaries and Marked Tree Bancshares and its subsidiary have also agreed to various specific restrictions relating to the conduct of their respective businesses. The merger agreement also contains mutual covenants relating to the preparation of this document and the holding of a special meeting of Marked Tree Bancshares stockholders, access to information of the other party and public announcements with respect to the transactions contemplated by the merger agreement.

Declaration and Payment of Dividends

     Marked Tree Bancshares has agreed that it will not pay any regular or special dividends or distributions, without the consent of Pocahontas Bancorp.

Agreement Not to Solicit Other Offers

     Marked Tree Bancshares has agreed that it will not, and will use all reasonable efforts to cause its subsidiary and its subsidiary's representatives not to, initiate, solicit or encourage any inquiries or any offer relating to a merger, acquisition or other transaction involving the purchase of all or a substantial part of the assets or any equity securities of Marked Tree Bancshares or its subsidiary. Subject to the discharge of its board of directors' fiduciary duties, Marked Tree Bancshares has also agreed not to negotiate or provide any confidential information relating to any such acquisition proposal. Marked Tree Bancshares has agreed that it will promptly advise Pocahontas Bancorp following the receipt of any acquisition proposal.

Expenses and Fees

     Each party will bear all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and legal counsel. If the merger agreement is terminated by Pocahontas Bancorp or Marked Tree Bancshares based on a breach of a representation, warranty or covenant by the other of them, the breaching party will pay to the nonbreaching party all out-of-pocket costs and expenses incurred in connection with the merger.

Termination Fee

     Marked Tree Bancshares will pay Pocahontas Bancorp a termination fee of $115,000 if the merger agreement is terminated by Pocahontas Bancorp or Marked Tree Bancshares and, prior to the termination, an acquisition proposal with respect to Marked Tree Bancshares is begun or publicly announced and within 18 months after the termination of the merger agreement, Marked Tree Bancshares enters into an agreement pursuant to the acquisition proposal or that proposal has been consummated. The termination fee must also be paid if, after receiving an acquisition proposal, the Marked Tree Bancshares board of directors does not timely convene the special meeting of stockholders to vote on the merger and recommend that stockholders adopt the merger agreement, and within 18 months after the receipt of the acquisition proposal Marked Tree Bancshares enters into an agreement relating to the proposal or the acquisition proposal is consummated.

Conditions to Consummation of the Merger

     The respective obligations of Pocahontas Bancorp and Marked Tree Bancshares to consummate the merger are subject to the fulfillment or waiver of certain conditions, including:

     o the adoption of the merger agreement by the holders of the requisite number of shares of Marked Tree Bancshares common stock;

     o the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods required to consummate the merger and to issue Pocahontas Bancorp common stock;

     o the absence of action by any court or other governmental entity that prohibits consummation of the transactions contemplated by the merger agreement;

     o the registration statement with respect to the Pocahontas Bancorp common stock to be issued pursuant to the merger will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will be pending or threatened by the SEC;

     o all permits and other authorizations under the securities laws and other authorizations necessary to consummate the merger and to issue the shares of Pocahontas Bancorp common stock in the merger will have been received and be in full force and effect;

     o the truth and correctness of the representations and warranties in the merger agreement, subject to certain specified exceptions, and the performance by Pocahontas Bancorp and Marked Tree Bancshares in all respects of its respective obligations under the merger agreement, except where the failure to perform would not have a material adverse effect;

     o neither of Pocahontas Bancorp or Marked Tree Bancshares will have experienced a material adverse effect on its respective assets, financial condition or results of operations on a consolidated basis;

     o all corporate action required to be taken to authorize the execution and performance of the merger agreement shall have been taken by each of Pocahontas Bancorp and Marked Tree Bancshares; and

     o the receipt of an opinion from tax counsel with respect to the federal income tax effects of the merger.

     We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Possible Alternative Merger Structure

     The merger agreement provides that Pocahontas Bancorp is entitled to revise the structure of the merger. However, a change may be made only if:

     o there are no material adverse federal or state income tax consequences to stockholders of Marked Tree Bancshares or Marked Tree Bank as a result of the modification;

     o the consideration to be paid to you under the merger agreement is not changed in kind or reduced in amount;

     o there are no material adverse changes to the benefits provided to directors, officers and other employees of Marked Tree Bancshares and Marked Tree Bank; and

     o the modification will not be likely to delay materially or jeopardize the receipt of required regulatory approvals.

Amendment, Waiver and Termination of the Merger Agreement

     The merger agreement may be amended or modified, in accordance with applicable law, by written agreement of Pocahontas Bancorp and Marked Tree Bancshares. The provisions of the merger agreement may be waived by the party benefited by those provisions.

     The merger agreement may be terminated and the merger abandoned by Pocahontas Bancorp and Marked Tree Bancshares at any time before the merger is completed if they mutually agree to do so. In addition, the merger agreement may be terminated by either Pocahontas Bancorp or Marked Tree Bancshares:

     o if the other of them shall have breached any representation, warranty, covenant or other obligation that results in a material adverse effect and the breach cannot be or is not remedied within 30 days;

     o if the merger is not consummated by July 31, 2003, unless the failure to consummate the merger is due to the failure by the terminating party to perform its agreements set forth in the merger agreement;

     o if any regulatory authority whose approval has been requested advises in writing that its approval is unlikely to be granted, unless the failure to obtain the approval is due to the terminating party's failure to perform its agreements in the merger agreement; or

     o if the approval of the Marked Tree Bancshares stockholders is not obtained at the special meeting.

     Effect of Termination. If the merger agreement is terminated, it will become void and there will be no liability on the part of either Pocahontas Bancorp or Marked Tree Bancshares, except that termination will not relieve a breaching party from liability for any willful breach of the merger agreement and each party will bear its own costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement.

                              ACCOUNTING TREATMENT

     The merger will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Marked Tree Bancshares as of the effective time of the merger will be recorded at their respective fair values and added to those of Pocahontas Bancorp. Any excess of purchase price over the fair values is recorded as goodwill. Goodwill resulting from this transaction will be reported as an asset and will not be amortized against earnings unless it becomes impaired based on analyses performed by Pocahontas Bancorp on a periodic basis. Financial statements of Pocahontas Bancorp issued after the merger would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Marked Tree Bancshares.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following section describes the material federal income tax consequences of the merger to holders of Marked Tree Bancshares common stock who hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This section does not apply to special classes of taxpayers, such as:

     o    financial institutions;

     o    insurance companies;

     o    tax-exempt organizations;

     o    dealers in securities or currencies;

     o traders in securities that elect to use a mark-to-market method of accounting;

     o persons that hold Marked Tree Bancshares common stock as part of a straddle or conversion transaction;

     o    persons who are not citizens or residents of the United States; or

     o stockholders who acquired their shares of Marked Tree Bancshares common stock through the exercise of an employee stock option or otherwise as compensation.


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

     The following is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this document. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

     Tax Consequences of the Merger Generally. It is a condition to the merger that stockholders of Marked Tree Bancshares receive a legal opinion of Baker, Donelson, Bearman & Caldwell, counsel to Marked Tree Bancshares, and that Pocahontas Bancorp receive a legal opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to Pocahontas Bancorp, to the effect that:

     o the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     o no gain or loss will be recognized by Pocahontas Bancorp or its stockholders or subsidiaries or by Marked Tree Bancshares or its subsidiary as a result of the merger;

     o no gain or loss will be recognized by stockholders of Marked Tree Bancshares who receive shares of Pocahontas Bancorp common stock in exchange for shares of Marked Tree Bancshares common stock, except with respect to cash received in lieu of fractional share interests;

     o the holding period of Pocahontas Bancorp common stock received in exchange for shares of Marked Tree Bancshares common stock will include the holding period of the Marked Tree Bancshares common stock for which it is exchanged; and

     o the basis of the Pocahontas Bancorp common stock received in the merger will be the same as the basis of the Marked Tree Bancshares common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

     In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from Marked Tree Bancshares, Pocahontas Bancorp and others. These tax opinions will not be binding on the Internal Revenue Service. Neither Pocahontas Bancorp nor Marked Tree Bancshares intends to request any ruling from the Internal Revenue Service as to the federal income tax consequences of the merger.

     Cash Received in Lieu of a Fractional Share of Pocahontas Bancorp Common Stock. A stockholder of Marked Tree Bancshares who receives cash in lieu of a fractional share of Pocahontas Bancorp common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Pocahontas Bancorp. As a result, a Marked Tree Bancshares stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Pocahontas Bancorp common stock allocable to his fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

     Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of Marked Tree Bancshares common stock will be subject to information reporting and backup withholding at a rate of 30% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.


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

                 DESCRIPTION OF POCAHONTAS BANCORP CAPITAL STOCK

     In this section, we describe the material features and rights of the Pocahontas Bancorp capital stock after the merger. This summary is qualified in its entirety by reference to applicable Delaware law and Pocahontas Bancorp's certificate of incorporation and bylaws. See "WHERE YOU CAN FIND MORE INFORMATION" on page 44.

General

     Pocahontas Bancorp is authorized to issue 8,000,000 shares of common stock having a par value of $0.01 per share and 500,000 shares of preferred stock having a par value of $0.01 per share, none of which preferred stock is issued or outstanding. Each share of Pocahontas Bancorp common stock has the same relative rights as, and is identical in all respects to, each other share of Pocahontas Bancorp common stock.

     As of December 31, 2002, there were 4,299,395 shares of common stock of Pocahontas Bancorp outstanding, 3,192,958 shares of common stock of Pocahontas Bancorp were held in treasury and 342,623 shares of common stock of Pocahontas Bancorp were reserved for issuance pursuant to Pocahontas Bancorp's employee benefit plans and the Pocahontas Bancorp stock option plan. After giving effect to the merger on a pro forma basis (using an exchange ratio of 103.86), approximately 4,589,595 shares of Pocahontas Bancorp common stock will be outstanding. The precise number of shares of Pocahontas Bancorp common stock to be issued in the merger cannot be determined until the exchange ratio is set.

Common Stock

     Dividends. Subject to certain regulatory restrictions, Pocahontas Bancorp can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. Funds for Pocahontas Bancorp dividends are generally provided through dividends from First Community Bank. The payment of dividends by First Community Bank is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Pocahontas Bancorp are entitled to receive and share equally in such dividends as may be declared by the board of directors of Pocahontas Bancorp out of funds legally available therefor. If Pocahontas Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. The holders of common stock of Pocahontas Bancorp possess exclusive voting rights in Pocahontas Bancorp. They elect the Pocahontas Bancorp board of directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Pocahontas Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to a provision limiting voting rights. This provision in Pocahontas Bancorp's certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of common stock of Pocahontas Bancorp are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity.

     Liquidation. In the event of any liquidation, dissolution or winding up of First Community Bank, Pocahontas Bancorp, as holder of First Community Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Community Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to eligible account holders, all assets of First Community Bank available for distribution. In the event of liquidation, dissolution or winding up of Pocahontas Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Pocahontas Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the Pocahontas Bancorp common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of Pocahontas Bancorp common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Pocahontas Bancorp common stock is not subject to redemption.

Preferred Stock

     Shares of Pocahontas Bancorp preferred stock may be issued with such designations, powers, preferences and rights as the Pocahontas Bancorp board of directors may from time to time determine. The Pocahontas Bancorp board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the proposed merger, holders of Marked Tree Bancshares common stock will be exchanging their shares of a Arkansas corporation governed by the Arkansas Business Corporation Act and Marked Tree Bancshares' articles of incorporation (the "Articles") and bylaws, for shares of Pocahontas Bancorp, a Delaware corporation governed by the Delaware General Corporation Law and Pocahontas Bancorp certificate of incorporation (the "Certificate") and bylaws. Certain significant differences exist between the rights of Marked Tree Bancshares stockholders and those of Pocahontas Bancorp stockholders. The material differences are summarized below. In particular, Pocahontas Bancorp's Certificate and bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Pocahontas Bancorp unless the potential acquirer has obtained the approval of Pocahontas Bancorp's board of directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Arkansas Business Corporation Act and the Delaware General Corporation Law as well as to Pocahontas Bancorp's Certificate and bylaws and Marked Tree Bancshares' Articles and bylaws.

Antitakeover Provisions Generally

     The provisions of Pocahontas Bancorp's Certificate and bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate or Articles of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders without a Meeting," "--10% Voting Limitation," "--Stockholder Nominations," and "-- Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware General Corporation Law described under the heading "-- Business Combinations with Certain Persons," are referred to in this document as the "protective provisions." In general, one purpose of the protective provisions is to assist Pocahontas Bancorp's board of directors in playing a role in connection with attempts to acquire control of Pocahontas Bancorp, so that the board can further and protect the interests of Pocahontas Bancorp and its stockholders as appropriate under the circumstances, including, if the board determines that a sale of control is in their best interests, by enhancing the board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Pocahontas Bancorp's management believes the protective provisions are, therefore, beneficial to Pocahontas Bancorp's stockholders, the protective provisions also may tend to discourage some takeover bids. As a result, Pocahontas Bancorp's stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Pocahontas Bancorp may be able to avoid those expenditures of time and money.

     The protective provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Pocahontas Bancorp common stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Pocahontas Bancorp common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Pocahontas Bancorp through replacing the board of directors and management. Furthermore, the protective provisions may make it more difficult for Pocahontas Bancorp's stockholders to replace the board of directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Pocahontas Bancorp. As a result, the protective provisions may tend to perpetuate the incumbent board of directors and management.

Authorized Capital Stock

     Pocahontas Bancorp. Pocahontas Bancorp's Certificate authorizes the issuance of up to 8,000,000 shares of Pocahontas Bancorp common stock, of which 7,492,353 shares were issued and 4,299,395 shares were outstanding as of December 31, 2002, and 500,000 shares of preferred stock, none of which are outstanding. Pocahontas Bancorp's board of directors may authorize the issuance of additional shares of Pocahontas Bancorp common stock or preferred stock without further action by Pocahontas Bancorp's stockholders. Pocahontas Bancorp's Certificate does not provide preemptive rights to Pocahontas Bancorp stockholders.

     The authority to issue additional shares of Pocahontas Bancorp capital stock provides Pocahontas Bancorp with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Pocahontas Bancorp common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Pocahontas Bancorp. In addition, the sale of a substantial number of shares of Pocahontas Bancorp common stock to persons who have an understanding with Pocahontas Bancorp concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Pocahontas Bancorp common stock (or the right to receive Pocahontas Bancorp common stock) to Pocahontas Bancorp stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Pocahontas Bancorp.

     Marked Tree Bancshares. Marked Tree Bancshares' authorized capital stock consists of 250,000 shares of Marked Tree Bancshares common stock, of which 2,794.145 shares were issued and outstanding as of the record date, and 100,000 shares of preferred stock, none of which are outstanding.

     Pursuant to the Arkansas Business Corporation Act, Marked Tree Bancshares' board of directors may issue additional shares of Marked Tree Bancshares common stock which are authorized under its Articles of Incorporation, subject to preemptive rights granted pursuant to Section 4-26-711 of the Arkansas Business Corporation Act. Marked Tree Bancshares' Articles do not eliminate the preemptive rights provided by the Arkansas Business Corporation Act.

Amendment of Certificate or Articles of Incorporation and Bylaws

     Pocahontas Bancorp. The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. Pocahontas Bancorp's certificate of incorporation states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and bylaws may be amended or repealed only by the affirmative vote of the holders of at least 80% of the outstanding shares of Pocahontas Bancorp common stock.

     Pocahontas Bancorp's certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any bylaws may be taken only upon the affirmative vote of the holders of at least 80% of the outstanding shares of Pocahontas Bancorp common stock.

     Marked Tree Bancshares. The Arkansas Business Corporation Act generally provides that an Arkansas corporation's articles of incorporation may be amended if the number of votes cast in favor of the amendment constitutes at least two-thirds of the shares entitled to vote on the matter. The Marked Tree Bancshares Articles do not alter the voting requirement of the Arkansas Business Corporation Act.

     Marked Tree Bancshares' bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted by the board of directors at any regular or special meeting of the board of directors.

Classified Board of Directors and Absence of Cumulative Voting

     Pocahontas Bancorp. Pocahontas Bancorp's certificate of incorporation provides that Pocahontas Bancorp's board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Pocahontas Bancorp's having a classified board of directors is that only approximately one-third of the members of the board are elected each year; consequently, two annual meetings are effectively required for Pocahontas Bancorp's stockholders to change a majority of the members of the Board.

     Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Pocahontas Bancorp stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Pocahontas Bancorp common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Pocahontas Bancorp common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Pocahontas Bancorp common stock to obtain representation on Pocahontas Bancorp's board of directors.

     Marked Tree Bancshares. Marked Tree Bancshares' Articles do not provide for a classified board of directors. Holders of Marked Tree Bancshares common stock are afforded cumulative voting rights pursuant to Section 4-26-708 of the Arkansas Business Corporation Act.

Removal of Directors

     Pocahontas Bancorp. Under the Certificate, any director or the entire board of directors may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

     Marked Tree Bancshares. Under the Arkansas Business Corporation Act, the stockholders of a corporation may remove a director with or without cause if the number of votes cast to remove the director exceed the number of votes cast not to remove the director. Such action may only be taken at a meeting called for the purpose of removing the director, and the meeting notice must state that one of the purposes of the meeting is to remove the director.

Limitations on Director Liability

     Pocahontas Bancorp. Pocahontas Bancorp's certificate of incorporation provides that a director of Pocahontas Bancorp will have no personal liability to Pocahontas Bancorp or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefited Pocahontas Bancorp and its stockholders. The Securities and Exchange Commission has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

     Marked Tree Bancshares. The Marked Tree Bancshares Articles contain no provisions to relieve the directors from personal liability. However, the Arkansas Business Corporation Act and the bylaws of Marked Tree Bancshares do provide for indemnification of directors in certain circumstances, as discussed below.

Indemnification

     Pocahontas Bancorp. Pocahontas Bancorp's certificate of incorporation provides that Pocahontas Bancorp will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of Pocahontas Bancorp, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Pocahontas Bancorp and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Pocahontas Bancorp, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Pocahontas Bancorp, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Pocahontas Bancorp, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Pocahontas Bancorp has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     Marked Tree Bancshares. The Arkansas Business Corporation Act and the Marked Tree Bancshares bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Pocahontas Bancorp.

Special Meetings of Stockholders

     Pocahontas Bancorp. Pocahontas Bancorp's Certificate and bylaws provide that special meetings of stockholders may be called at any time, but only by the board of directors of Pocahontas Bancorp. Pocahontas Bancorp stockholders do not have the right to call a special meeting or to require that Pocahontas Bancorp's board of directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Pocahontas Bancorp's board of directors by calling a special meeting of stockholders at which such stockholder could replace the entire board with nominees who were in favor of such proposal.

     Marked Tree Bancshares. Marked Tree Bancshares' Bylaws provide that special meetings of stockholders shall be called by Marked Tree Bancshares upon request by the holders of 10% or more of all the shares of Marked Tree Bancshares which are outstanding and entitled to vote at the meeting. The bylaws also provide that special meetings of the stockholders may be called at any time by a majority of the Marked Tree Bancshares board or the President.

Actions by Stockholders without a Meeting

     Pocahontas Bancorp. Pocahontas Bancorp's certificate of incorporation provides that any action required or permitted to be taken by Pocahontas Bancorp stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the board of directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     Marked Tree Bancshares. Under the Marked Tree Bancshares bylaws, any action requiring stockholder approval may be approved by the unanimous written consent of stockholders.

10% Voting Limitation

     Pocahontas Bancorp. The certificate of incorporation of Pocahontas Bancorp provides that a holder of more than 10% of the then outstanding shares of common stock of Pocahontas Bancorp will not be permitted to vote in respect of shares held in excess of the 10% limit. There is no provision for a waiver by the board of directors of this 10% voting limitation.

     Marked Tree Bancshares. The articles of incorporation of Marked Tree Bancshares have no equivalent provision to the 10% voting limitation.

Stockholder Nominations

     Pocahontas Bancorp. Pocahontas Bancorp's Certificate and bylaws provide that any nomination by stockholders of individuals for election to the board of directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Pocahontas Bancorp not less than 90 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 100 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Pocahontas Bancorp not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning
(i) the name, age, business, and, if known, residential address of each nominee,
(ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Pocahontas Bancorp capital stock beneficially owned by each such nominee. The board of directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

     Marked Tree Bancshares. Marked Tree Bancshares' Articles and bylaws do not provide for special nominating procedures for election of directors.

Mergers, Consolidations, and Sales of Assets Generally

     Pocahontas Bancorp. Pocahontas Bancorp's certificate of incorporation generally requires the affirmative vote of the holders of at least 80% of the outstanding voting stock of Pocahontas Bancorp to effect certain "business combinations" involving a "related person" or an "interested stockholder" except in cases where the proposed transaction has been approved in advance by at least a two-thirds vote of those members of the board of directors who are unaffiliated with the related person or interested stockholder. The term "related person" or "interested stockholder" includes any individual or entity that beneficially owns or controls 10% or more of the outstanding shares of voting stock of Pocahontas Bancorp. The term "business combination" includes a merger or consolidation with or into any related person or interested stockholder, the issuance of securities to that person, or the acquisition of any securities of that person. In addition, the Delaware General Corporation Law generally requires the approval of a majority of the outstanding voting stock of Pocahontas Bancorp to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Pocahontas Bancorp property and assets, or (iii) the dissolution of Pocahontas Bancorp. However, pursuant to the Delaware General Corporation

Law, Pocahontas Bancorp may enter into a merger transaction without stockholder approval if (i) Pocahontas Bancorp is the surviving corporation, (ii) the agreement of merger does not amend in any respect Pocahontas Bancorp's Certificate, (iii) each share of Pocahontas Bancorp stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Pocahontas Bancorp after the effective date of the merger, and (iv) either no shares of Pocahontas Bancorp common stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Pocahontas Bancorp common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Pocahontas Bancorp common stock outstanding immediately prior to the effective date of the merger.

     Marked Tree Bancshares. The Arkansas Business Corporation Act generally requires approval of at least two-thirds of the outstanding shares of a corporation's voting stock to approve a merger, consolidation, share exchange, sale of all or substantially all of the corporation's assets, or similar corporate transaction.

Business Combinations with Certain Persons

     Pocahontas Bancorp. Section 203 of the Delaware General Corporation Law ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Pocahontas Bancorp, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

     Pocahontas Bancorp has not specifically elected to avoid the application of
Section 203. As a result, Section 203 generally would prohibit a business combination by Pocahontas Bancorp or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Pocahontas Bancorp's board of directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Pocahontas Bancorp voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) once the person or entity becomes an interested stockholder, the business combination is approved by Pocahontas Bancorp's board of directors and by the holders of at least two-thirds of the outstanding Pocahontas Bancorp voting stock, excluding shares owned by the interested stockholder.

     Marked Tree Bancshares. The Arkansas Business Corporation Act requires approval of at least two-thirds of the voting power of a corporation's stock for these types of combinations.

Dissenters' Rights

     Pocahontas Bancorp. The rights of dissenting stockholders of Pocahontas Bancorp are governed by the Delaware General Corporation Law. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Pocahontas Bancorp could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause
(a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Pocahontas Bancorp common stock is quoted on the Nasdaq National Market, unless the exception described immediately above applies, holders of Pocahontas Bancorp common stock do not have dissenters' rights.

     Marked Tree Bancshares. A summary of the pertinent provisions of the Arkansas Business Corporation Act pertaining to dissenters' rights is set forth under the caption "The Merger--Dissenters' Rights," and such provisions are included as Appendix II.

Stockholders' Rights to Examine Books and Records

     Pocahontas Bancorp. The Delaware General Corporation Law provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

     Marked Tree Bancshares. Pursuant to the Arkansas Business Corporation Act, upon written notice of a demand to inspect corporate records, a person that has been a stockholder for at least six months is entitled to inspect books and records of account, board of director and stockholder meeting minutes and stockholder records. If Marked Tree Bancshares refuses to permit the inspection, the stockholder may file a civil action requesting a court order to permit inspection. The court will grant the order if it finds the stockholder qualified and is requesting the records for a proper purpose.

Dividends

     Pocahontas Bancorp. The Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Pocahontas Bancorp are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Pocahontas Bancorp's subsidiary depository institutions to pay dividends to Pocahontas Bancorp.

     Marked Tree Bancshares. Pursuant to the Arkansas Business Corporation Act, a board of directors may from time to time make distributions to its stockholders out of the unreserved and unrestricted earned surplus of the corporation, or out of the capital surplus under certain conditions, or out of the corporation's net profits for the current fiscal year. No dividend may be declared or paid if there are reasonable grounds for believing that upon payment: (i) the liabilities of the corporation would exceed its assets; (ii) the corporation would be unable to pay its obligations to creditors as they become due in the ordinary course of business; (iii) the highest liquidation preferences of shares entitled to such preference over the shares receiving the dividend would exceed the corporation's net assets; or (iv) the payment of the dividend would be contrary to any provision of the corporation's Articles. As with Pocahontas Bancorp, substantially all of the funds available for the payment of dividends by Marked Tree Bancshares are also derived from its subsidiary depository institution, and there are various statutory limitations on the ability of such subsidiary to pay dividends to Marked Tree Bancshares.

                                    EXPERTS

     The consolidated financial statements incorporated in this proxy statement by reference from Pocahontas Bancorp's Annual Report on Form 10-K for the year ended September 30, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The legality of the common stock being offered hereby has been opined upon for Pocahontas Bancorp by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., special counsel to Pocahontas Bancorp. Certain other legal matters in connection with the merger will be passed upon for Marked Tree Bancshares by Baker, Donelson, Bearman & Caldwell, Memphis, Tennessee. Luse Gorman Pomerenk & Schick, P.C. and Baker, Donelson, Bearman & Caldwell will also pass upon certain tax matters for both Pocahontas Bancorp and the stockholders of Marked Tree Bancshares.

                                  OTHER MATTERS

     As of the date of this document, the Marked Tree Bancshares board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

                       WHERE YOU CAN FIND MORE INFORMATION

     Pocahontas Bancorp is subject to the informational reporting requirements of the Securities Exchange Act and files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by Pocahontas Bancorp can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such information can be inspected and copied at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Office located at 1801 California Street, Suite 4800, Denver, Colorado 80202. Pocahontas Bancorp files its reports, proxy statements and other information (including the registration statement referred to below) with the SEC electronically through the Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system, which filings are publicly available through the SEC's Web site at http://www.sec.gov.

     Marked Tree Bancshares' shares of common stock are not registered under the Securities Exchange Act and, accordingly, are not subject to the informational reporting requirements of that act.

     Pocahontas Bancorp, Inc. has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the shares of Pocahontas Bancorp common stock to be issued pursuant to and as contemplated by the merger agreement. This document does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above. Statements contained in this document or in any document incorporated by reference in this document as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     The following documents previously filed with the SEC by Pocahontas Bancorp (File No. 0-23969) are hereby incorporated by reference in the proxy statement. Except as noted below, these documents are not presented or delivered herewith:

     1. The Annual Report on Form 10-K of Pocahontas Bancorp, Inc. for the fiscal year ended September 30, 2002.

     2. The Current Report on Form 8-K of Pocahontas Bancorp, Inc. for the event dated November 27, 2002 as filed with the SEC on December 9, 2002.

     Accompanying the proxy statement is Pocahontas Bancorp's Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

                             ----------------------

     All information contained in the proxy statement with respect to Pocahontas Bancorp and its subsidiaries has been supplied by Pocahontas Bancorp, and all information with respect to Marked Tree Bancshares and its subsidiary has been supplied by Marked Tree Bancshares.

     No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in the proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The proxy statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by the proxy statement, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

                             ----------------------

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                            POCAHONTAS BANCORP, INC.

                                       And

                          MARKED TREE BANCSHARES, INC.

                          Dated as of November 27, 2002

                                            AGREEMENT AND PLAN OF MERGER
                                                  TABLE OF CONTENTS

                                                                                                               Page
ARTICLE I CERTAIN DEFINITIONS...................................................................................I-3
   Section 1.01  Definitions....................................................................................I-3

ARTICLE II THE MERGER AND EXCHANGE OF SHARES....................................................................I-7
   Section 2.01  Conversion and Exchange of Shares..............................................................I-7
   Section 2.02  The Exchange Ratio.............................................................................I-8
   Section 2.03  Surviving Corporation in the Company Merger....................................................I-8
   Section 2.04  Authorization for Issuance of Pocahontas Bancorp Common Stock; Exchange of Certificates........I-9
   Section 2.05  No Fractional Shares..........................................................................I-10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MARKED TREE BANCSHARES...........................................I-10
   Section 3.01  Organization..................................................................................I-10
   Section 3.02  Capitalization................................................................................I-11
   Section 3.03  Authority; No Violation.......................................................................I-11
   Section 3.04  Consents......................................................................................I-12
   Section 3.05  Financial Statements..........................................................................I-12
   Section 3.06  Taxes.........................................................................................I-12
   Section 3.07  No Material Adverse Effect....................................................................I-13
   Section 3.08  Contracts.....................................................................................I-13
   Section 3.09  Ownership of Property; Insurance Coverage.....................................................I-14
   Section 3.10  Legal Proceedings.............................................................................I-14
   Section 3.11  Compliance with Applicable Law................................................................I-14
   Section 3.12  Employee Benefit Plans........................................................................I-15
   Section 3.13  Brokers, Finders and Financial Advisors.......................................................I-16
   Section 3.14  Environmental Matters.........................................................................I-17
   Section 3.15  Loan Portfolio................................................................................I-17
   Section 3.16  Information to be Supplied....................................................................I-17
   Section 3.17  Related Party Transactions....................................................................I-17
   Section 3.18  Schedule of Termination Benefits..............................................................I-17
   Section 3.19  Loans.........................................................................................I-17
   Section 3.20  Anti-takeover Provisions Inapplicable.........................................................I-18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF POCAHONTAS BANCORP................................................I-18
   Section 4.01  Organization..................................................................................I-18
   Section 4.02  Capitalization................................................................................I-18
   Section 4.03  Authority; No Violation.......................................................................I-19
   Section 4.04  Consents......................................................................................I-19
   Section 4.05  Financial Statements..........................................................................I-20
   Section 4.06  Taxes.........................................................................................I-20
   Section 4.07  No Material Adverse Effect....................................................................I-20
   Section 4.08  Ownership of Property.........................................................................I-20
   Section 4.09  Legal Proceedings.............................................................................I-21
   Section 4.10  Compliance with Applicable Law................................................................I-21
   Section 4.11  Information to be Supplied....................................................................I-21
   Section 4.12  Securities Documents..........................................................................I-21
   Section 4.13  Loan Portfolio................................................................................I-21
   Section 4.14  Brokers, Finders and Financial Advisors.......................................................I-22

ARTICLE V COVENANTS OF THE PARTIES.............................................................................I-22
   Section 5.01  Conduct of Marked Tree Bancshares' Business...................................................I-22
   Section 5.02  Access; Confidentiality.......................................................................I-24
   Section 5.03  Regulatory Matters and Consents...............................................................I-25

   Section 5.04  Taking of Necessary Action....................................................................I-25
   Section 5.05  Certain Agreements............................................................................I-26
   Section 5.06  No Other Bids and Related Matters.............................................................I-27
   Section 5.07  Duty to Advise; Duty to Update Marked Tree Bancshares' Disclosure Schedule....................I-27
   Section 5.08  Conduct of Pocahontas Bancorp's Business......................................................I-27
   Section 5.09  Board and Committee Minutes...................................................................I-28
   Section 5.10  Undertakings by Pocahontas Bancorp and Marked Tree Bancshares.................................I-28
   Section 5.11  Employee and Termination Benefits; Directors and Management...................................I-29
   Section 5.12  Duty to Advise; Duty to Update Pocahontas Bancorp's Disclosure Schedule.......................I-30
   Section 5.13  Affiliate Letter..............................................................................I-30
   Section 5.14  Operation of Branches.........................................................................I-30

ARTICLE VI CONDITIONS..........................................................................................I-30
   Section 6.01  Conditions to Marked Tree Bancshares' Obligations under this Agreement........................I-30
   Section 6.02  Conditions to Pocahontas Bancorp's Obligations under this Agreement...........................I-31
   Section 6.03  Conditions to Each Party's Obligations under this Agreement...................................I-32

ARTICLE VII TERMINATION, WAIVER AND AMENDMENT..................................................................I-32
   Section 7.01  Termination...................................................................................I-32
   Section 7.02  Effect of Termination.........................................................................I-33
   Section 7.03  Termination Fee...............................................................................I-33

ARTICLE VIII MISCELLANEOUS.....................................................................................I-33
   Section 8.01  Expenses......................................................................................I-33
   Section 8.02  Non-Survival of Representations and Warranties................................................I-34
   Section 8.03  Amendment, Extension and Waiver; Alternative Structure........................................I-34
   Section 8.04  Entire Agreement..............................................................................I-34
   Section 8.05  No Assignment.................................................................................I-34
   Section 8.06  Notices.......................................................................................I-34
   Section 8.07  Captions......................................................................................I-35
   Section 8.08  Counterparts..................................................................................I-35
   Section 8.09  Severability..................................................................................I-35
   Section 8.10  Governing Law.................................................................................I-35

Exhibits:
         Exhibit A                  Form of Marked Tree Bancshares Stockholder Voting Agreement
         Exhibit 2.01               Agreement and Plan of Merger
         Exhibit 5.13               Marked Tree Bancshares Affiliate Letter
         Exhibit 6.01(f)            Form of Opinion of Counsel for Pocahontas Bancorp
         Exhibit 6.01(g)            Form of Tax Opinion of Baker, Donelson, Bearman & Caldwell
         Exhibit 6.02(f)            Form of Opinion of Counsel for Marked Tree Bancshares
         Exhibit 6.02(g)            Form of Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 27, 2002, is by and between Pocahontas Bancorp, Inc., a Delaware corporation ("Pocahontas Bancorp") and Marked Tree Bancshares, Inc., an Arkansas corporation ("Marked Tree Bancshares"). Each of Pocahontas Bancorp and Marked Tree Bancshares is sometimes individually referred to herein as a "party," and Pocahontas Bancorp and Marked Tree Bancshares are sometimes collectively referred to herein as the "parties."

                                    RECITALS

     1. Pocahontas Bancorp, a unitary savings and loan holding company, with principal offices in Jonesboro, Arkansas, owns all of the issued and outstanding capital stock of First Community Bank, a federally chartered savings bank ("FCB"), with principal offices in Jonesboro, Arkansas.

     2. Marked Tree Bancshares, a bank holding company, with principal offices in Marked Tree, Arkansas, owns all of the issued and outstanding capital stock of Marked Tree Bank, an Arkansas-chartered banking corporation ("Marked Tree Bank"), with principal offices in Marked Tree, Arkansas.

     3. The Board of Directors of each of Pocahontas Bancorp and Marked Tree Bancshares deems it advisable and in the best interests of Pocahontas Bancorp and Marked Tree Bancshares, respectively, and their respective stockholders, to consummate the business combination contemplated by this Agreement in which Marked Tree Bancshares shall be merged with and into Pocahontas Bancorp (the "Company Merger"), with Pocahontas Bancorp being the surviving corporation, in a stock-for-stock merger as set forth in Section 2.01 in this Agreement so that the respective stockholders of Marked Tree Bancshares will have a continuing equity ownership in Pocahontas Bancorp.

     4. FCB and Marked Tree Bank will enter into an Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Bank Merger") of Marked Tree Bank with and into FCB, with FCB as the surviving institution, and it is intended that the Bank Merger be consummated immediately following consummation of the Company Merger.

     5. As a condition to, and simultaneously with, the execution of this Agreement, the directors, certain executive officers and certain other stockholders of Marked Tree Bancshares have agreed to enter into Stockholder Voting Agreements with Pocahontas Bancorp, in the form attached hereto as Exhibit A.

     6. As an inducement to Pocahontas Bancorp to enter into this Agreement, Marked Tree Bancshares will pay Pocahontas Bancorp a termination fee if this Agreement is terminated under certain circumstances set forth herein.

     7. The parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with Company Merger, and the other transactions contemplated by this Agreement, the Bank Merger Agreement and the Stockholder Voting Agreements (collectively, the "Merger Documents").

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                              CERTAIN DEFINITIONS

     Section 1.01 Definitions. Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          "Agreement" means this Agreement, and any amendment or supplement hereto.

          "Applications" means the applications for regulatory approval that are required by the transactions contemplated hereby.

          "Bank Merger" means the merger of Marked Tree Bank with and into FCB, with FCB as the surviving institution.

          "Bank Merger Effective Date" means the date on which the articles of combination for the Bank Merger are endorsed by the OTS pursuant to Section 552.12(k) of the OTS regulations.

          "Base Market Value" means the closing price of Pocahontas Bancorp Common Stock on the NASDAQ National Market (as reported on The Wall Street Journal) on the date this Agreement is executed.

          "BIF" means the Bank Insurance Fund, as administered by the FDIC.

          "Closing Date" means the date mutually agreed upon by Pocahontas Bancorp and Marked Tree Bancshares, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Merger" means the merger of Marked Tree Bancshares with and into Pocahontas Bancorp, with Pocahontas Bancorp being the surviving corporation, in a tax-free, stock-for-stock merger transaction.

          "Company Merger Effective Date" means that date upon which (i) the certificate of merger is filed with the Delaware Secretary of State, or as otherwise stated in the certificate of merger, in accordance with Section 251 of the DGCL, and (ii) articles of merger are filed with the Arkansas Secretary of State in accordance with Section 4-26-1201 of the Arkansas Business Corporation Act.

          "Compensation and Benefit Plans" has the meaning given to such term in
     Section 3.12 of this Agreement.

          "DGCL" means the Delaware General Corporation Law.

          "Environmental Laws" means any federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any federal or state governmental authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, hazardous substances, in each case as amended and now in effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Exchange Agent" means the entity selected by Pocahontas Bancorp and agreed to by Marked Tree Bancshares, as provided in Section 2.01(b) of this Agreement.

          "Exchange Ratio" has the meaning given to such term in Section 2.02 of this Agreement.

          "FDIA" means the Federal Deposit Insurance Act, as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

          "IRC" means the Internal Revenue Code of 1986, as amended.

          "IRS" means the Internal Revenue Service.

          "Material Adverse Effect" shall mean, with respect to Pocahontas Bancorp or Marked Tree Bancshares, any adverse effect on its assets, financial condition or results of operations that is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the assets of Pocahontas Bancorp or Marked Tree Bancshares resulting from a change in interest rates generally, (ii) any individual or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally, or (iii) actions and omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party to this Agreement and the direct effects of compliance with this Agreement on the operating performance of the party, including expenses incurred by such party in consummating the transactions contemplated by this Agreement.

          "Merger Consideration" has the meaning given to that term in Section 2.01(a)(i) of this Agreement.

          "Marked Tree Bancshares Common Stock" means the common stock of Marked Tree Bancshares described in Section 3.02(a) of this Agreement.

          "Marked Tree Bancshares Disclosure Schedules" means the disclosure schedules delivered by Marked Tree Bancshares to Pocahontas Bancorp pursuant to Article III of this Agreement.

          "Marked Tree Bancshares Dissenting Shares" means any shares of Marked Tree Bancshares Common Stock held by dissenting stockholders within the meaning of Section 4-26-1007 of the Arkansas Business Corporation Act.

          "Marked Tree Bancshares Financials" means (i) the audited consolidated financial statements of Marked Tree Bancshares as of December 31, 2001 and 2000 and for the two years ended December 31, 2001, including the notes thereto, and (ii) the unaudited interim financial statements of Marked Tree Bancshares as of June 30, 2002 and 2001.

          "Marked Tree Bancshares Perfected Dissenting Shares" means any Marked Tree Bancshares Dissenting Shares that the holders thereof have not withdrawn or caused to lose their status as Marked Tree Bancshares Dissenting Shares.

          "Marked Tree Bancshares Regulatory Reports" means the Quarterly FDIC Financial Reports of Marked Tree Bank and accompanying schedules for each calendar quarter, beginning with the quarter ended September 30, 2001, through the Closing Date, as filed with the FDIC.

          "Marked Tree Bancshares Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Marked Tree Bancshares or Marked Tree Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Marked Tree Bank.

          "OTS" means the Office of Thrift Supervision.

          "Person" means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

          "Pocahontas Bancorp Common Stock" has the meaning given to that term in Section 4.02(a) of this Agreement.

          "Pocahontas Bancorp Disclosure Schedules" means the disclosure schedules delivered by Pocahontas Bancorp to Marked Tree Bancshares pursuant to Article IV of this Agreement.

          "Pocahontas Bancorp Financials" means (i) the audited consolidated financial statements of Pocahontas Bancorp as of September 30, 2001 and 2000 and for the three years ended September 30, 2001, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Pocahontas Bancorp as of each calendar quarter thereafter included in Securities Documents filed by Pocahontas Bancorp.

          "Pocahontas Bancorp Regulatory Reports" means the Quarterly Thrift Financial Reports of FCB and accompanying schedules, as filed with the OTS, for each calendar quarter beginning with the quarter ended September 30, 2001, through the Closing Date, and any Current or Annual Reports on Form H(b)-11 filed with the OTS by Pocahontas Bancorp since September 30, 2001.

          "Pocahontas Bancorp Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Pocahontas Bancorp or FCB, except any corporation the stock of which is held as security by FCB in the ordinary course of its lending activities.

          "Prospectus/Proxy Statement" means the prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of Marked Tree Bancshares Common Stock in connection with the transactions contemplated by this Agreement.

          "Registration Statement" means the Registration Statement on Form S-4, or other applicable form, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Pocahontas Bancorp Common Stock to be issued in connection with the transactions contemplated by this Agreement.

          "Regulatory Agreement" has the meaning given to that term in Section
     3.11 of this Agreement.

          "Regulatory Authority" means any agency or department of any federal or state government, including without limitation the OTS, the FDIC, the Arkansas State Bank Department, the SEC or the respective staffs thereof.

          "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents that obligate an entity to issue its securities.

          "SAIF" means the Savings Association Insurance Fund, as administered by the FDIC.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

          "Securities Documents" means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

          "Securities Laws" means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

          "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either FCB or Marked Tree Bank, as the case may be, in the ordinary course of its lending activities.

          "Valuation Period Market Value" means the average of the closing prices of Pocahontas Bancorp Common Stock on the Nasdaq National Market System (as reported by The Wall Street Journal) for the twenty (20) consecutive trading days ending on the fifth business day before the Closing Date.

                                   ARTICLE II
                       THE MERGER AND EXCHANGE OF SHARES

     Section 2.01 Conversion and Exchange of Shares.

     (a) At the Company Merger Effective Date, by virtue of the Company Merger and without any action on the part of Pocahontas Bancorp or Marked Tree Bancshares or the holders of shares of Pocahontas Bancorp or Marked Tree Bancshares Common Stock:

          (i) Each share of Marked Tree Bancshares Common Stock issued and outstanding at the Company Merger Effective Date, excluding any Marked Tree Bancshares Perfected Dissenting Shares and except as provided in clause (a) (ii) of this Section and Section 2.05 hereof, shall cease to be outstanding, shall cease to exist and shall be converted into and represent solely one share of Pocahontas Bancorp Common Stock multiplied by the Exchange Ratio as determined below (rounded to the nearest fourth decimal) (the "Merger Consideration").

          (ii) Any shares of Marked Tree Bancshares Common Stock that are owned or held by either party or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Company Merger Effective Date shall cease to exist, the certificates for such shares shall as promptly as practicable be canceled, such shares shall not be converted into or represent any shares of Pocahontas Bancorp Common Stock, and no shares of Pocahontas Bancorp capital stock shall be issued or exchanged therefor.

          (iii) Each share of Pocahontas Bancorp Common Stock issued and outstanding immediately before the Company Merger Effective Date shall remain an outstanding share of common stock of Pocahontas Bancorp as the surviving corporation.

          (iv) The holders of certificates representing shares of Marked Tree Bancshares Common Stock shall cease to have any rights as stockholders of Marked Tree Bancshares, except such rights, if any, as they may have pursuant to applicable law.

     (b) Prior to the Company Merger Effective Date, Pocahontas Bancorp shall appoint a bank, trust company or other stock transfer agent selected by it and agreed to by Marked Tree Bancshares as the Exchange Agent to effect the exchange of certificates evidencing shares of Marked Tree Bancshares Common Stock (any such certificate being hereinafter referred to as a "Certificate") for shares of Pocahontas Bancorp Common Stock to be received in the Company Merger. On the Company Merger Effective Date, Pocahontas Bancorp shall have granted the Exchange Agent the requisite power and authority to effect for and on behalf of Pocahontas Bancorp the issuance of the number of shares of Pocahontas Bancorp Common Stock issuable in the Company Merger. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.

     (c) In connection with this Agreement, FCB and Marked Tree Bank shall enter into the Agreement and Plan of Merger substantially in the form attached as
Exhibit 2.01 hereto.

     (d) Marked Tree Bancshares Perfected Dissenting Shares shall not be converted into shares of Pocahontas Bancorp Common Stock, but shall after the Company Merger Effective Date, be entitled only to such rights as are granted them by Section 4-26-1007 of the Arkansas Business Corporation Act. Each dissenting stockholder who is entitled to payment for such stockholder's shares of Marked Tree Bancshares Common Stock shall receive such payment therefor from the surviving corporation of the Company Merger in an amount as determined pursuant to Section 4-26-1007 of the Arkansas Business Corporation Act.

     Section 2.02 The Exchange Ratio. For purposes of this Agreement, the Exchange Ratio means the number of shares of Pocahontas Bancorp Common Stock determined by dividing the stated book value per share of Marked Tree Bancshares by the stated book value per share of Pocahontas Bancorp; provided, however, if the Valuation Period Market Value is more than 15% higher or more than 15% lower than the Base Market Value, then the Exchange Ratio shall be decreased by the percentage by which the Valuation Period Market Value is higher than the Base Market Value or increased by the percentage by which the Valuation Period Market Value is lower than the Base Market Value, respectively. For the purposes of the preceding sentence, stated book value per share shall be calculated as of the last calendar quarter-end prior to the Closing Date and shall be calculated in accordance with GAAP.

     Section 2.03 Surviving Corporation in the Company Merger.

     (a) Pocahontas Bancorp shall be the surviving corporation in the Company Merger. The headquarters of the surviving corporation shall be located in Jonesboro, Arkansas, or such other city in Arkansas as shall have been designated by Pocahontas Bancorp's Board of Directors.

     (b) The Certificate of Incorporation of Pocahontas Bancorp as in effect immediately prior to the Company Merger Effective Date shall be the Certificate of Incorporation of Pocahontas Bancorp as the surviving corporation, until subsequently amended in accordance with the DGCL.

     (c) At the Company Merger Effective Date, the Bylaws of Pocahontas Bancorp, as then in effect, shall be the Bylaws of Pocahontas Bancorp as the surviving corporation, until subsequently amended in accordance with the DGCL.

     (d) The directors and executive officers of Pocahontas Bancorp as the surviving corporation following the Company Merger shall be the directors and executive officers of the surviving corporation.

     (e) From and after the Company Merger Effective Date:

          (i) Pocahontas Bancorp as the surviving corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Pocahontas Bancorp and Marked Tree Bancshares, and all obligations belonging or due to each of Pocahontas Bancorp and Marked Tree Bancshares, all of which shall vest in Pocahontas Bancorp as the surviving corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Pocahontas Bancorp or Marked Tree Bancshares shall not revert or in any way be impaired by reason of the Company Merger.

          (ii) Pocahontas Bancorp as the surviving corporation will be liable for all the obligations of each of Pocahontas Bancorp and Marked Tree Bancshares. Any claim existing, or action or proceeding pending, by or against Pocahontas Bancorp or Marked Tree Bancshares, may be prosecuted to judgment, with right of appeal, as if the Company Merger had not taken place, or Pocahontas Bancorp as the surviving corporation may be substituted in its place.

          (iii) All the rights of creditors of each of Pocahontas Bancorp and Marked Tree Bancshares will be preserved unimpaired, and all liens upon the property of Pocahontas Bancorp and Marked Tree Bancshares will be preserved unimpaired only on the property affected by such liens immediately before the Company Merger Effective Date.

     Section 2.04 Authorization for Issuance of Pocahontas Bancorp Common Stock; Exchange of Certificates.

     (a) Pocahontas Bancorp shall reserve for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to Marked Tree Bancshares' stockholders in accordance with this Article II.

     (b) After the Company Merger Effective Date, holders of certificates theretofore representing outstanding shares of Marked Tree Bancshares Common Stock (other than as provided in Section 2.01(a)(ii) hereof), upon surrender of such certificates to the Exchange Agent, shall be entitled to receive (i) certificates for the number of whole shares of Pocahontas Bancorp Common Stock into which shares of Marked Tree Bancshares Common Stock previously evidenced by the certificates so surrendered shall have been converted, as provided in
Section 2.01 hereof, and (ii) cash payments in lieu of fractional shares, if any, as provided in Section 2.05 hereof. As soon as practicable after the Company Merger Effective Date, and in no event more than five (5) days thereafter, the Exchange Agent will send a notice and transmittal form to each Marked Tree Bancshares stockholder of record at the Company Merger Effective Date whose Marked Tree Bancshares Common Stock shall have been converted into Pocahontas Bancorp Common Stock, advising such stockholder of the effectiveness of the Company Merger and the procedure for surrendering to the Exchange Agent outstanding certificates previously representing Marked Tree Bancshares Common Stock in exchange for new certificates for Pocahontas Bancorp Common Stock and cash in lieu of fractional shares. Upon surrender, each certificate representing Marked Tree Bancshares Common Stock shall be canceled.

     (c) Until surrendered as provided in this Section 2.04, each outstanding certificate which, before the Company Merger Effective Date, represented Marked Tree Bancshares Common Stock (other than shares canceled at the Company Merger Effective Date pursuant to Section 2.01(a)(ii) hereof) will be deemed for all corporate purposes to represent the number of whole shares of Pocahontas Bancorp Common Stock into which the shares of Marked Tree Bancshares Common Stock formerly represented thereby were converted and the right to receive cash in lieu of fractional shares. However, until such outstanding certificates formerly representing Marked Tree Bancshares Common Stock are so surrendered, no dividend or distribution payable to holders of record of Pocahontas Bancorp Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions, without interest, previously paid with respect to such whole shares of Pocahontas Bancorp Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or after the Company Merger Effective Date and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 2.05 hereof. After the Company Merger Effective Date, there shall be no further registration of transfers on the records of Marked Tree Bancshares of outstanding certificates formerly representing shares of Marked Tree Bancshares Common Stock and, if a certificate formerly representing such shares is presented to Pocahontas Bancorp, it shall be forwarded to the Exchange Agent for cancellation and exchange for a certificate representing shares of Pocahontas Bancorp Common Stock and cash for fractional shares (if any), as herein provided. Following one year after the Company Merger Effective Date, the Exchange Agent shall return to Pocahontas Bancorp as the surviving corporation any certificates for Pocahontas Bancorp Common Stock and cash remaining in the possession of the Exchange Agent (together with any dividends in respect thereof) and thereafter stockholders of Marked Tree Bancshares shall look exclusively to Pocahontas Bancorp for shares of the Pocahontas Bancorp Common Stock and cash to which they are entitled hereunder.

     (d) All shares of Pocahontas Bancorp Common Stock and cash in lieu of any fractional share issued and paid upon the conversion of Marked Tree Bancshares Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Marked Tree Bancshares Common Stock.

     (e) If any new certificate for Pocahontas Bancorp Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate representing shares of Pocahontas Bancorp Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (f) Certificates surrendered for exchange by any person who is an "affiliate" of Marked Tree Bancshares for purposes of Rule 145(c) under the Securities Act shall not be exchanged for Certificates representing shares of Pocahontas Bancorp Common Stock until Pocahontas Bancorp has received the written agreement of such person contemplated by Section 5.13 hereof.

     (g) In the event any certificate representing Marked Tree Bancshares Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Pocahontas Bancorp Common Stock and cash for fractional shares, if any, as may be required pursuant hereto; provided, however, that Pocahontas Bancorp or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as is reasonably necessary as indemnity against any claim that may be made against Pocahontas Bancorp, Marked Tree Bancshares, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     Section 2.05 No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of Pocahontas Bancorp Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued upon the conversion of or in exchange for any shares of Marked Tree Bancshares Common Stock; no dividend or distribution with respect to Pocahontas Bancorp Common Stock shall be payable on or with respect to any fractional share interest; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Pocahontas Bancorp as the surviving corporation. In lieu of such fractional share interest, any holder of Marked Tree Bancshares Common Stock who would otherwise be entitled to a fractional share of Pocahontas Bancorp Common Stock will, promptly following surrender of his certificate or certificates representing Marked Tree Bancshares Common Stock outstanding immediately before the Company Merger Effective Date, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction of the share to which such holder would otherwise have been entitled and the Valuation Period Market Value. For the purposes of determining any such fractional share interests, all shares of Marked Tree Bancshares Common Stock owned by a Marked Tree Bancshares stockholder shall be combined so as to calculate the maximum number of whole shares of Pocahontas Bancorp Common Stock issuable to such Marked Tree Bancshares stockholder.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF MARKED TREE BANCSHARES

     Marked Tree Bancshares represents and warrants to Pocahontas Bancorp that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Marked Tree Bancshares Disclosure Schedules delivered by Marked Tree Bancshares to Pocahontas Bancorp on the date hereof.

     Section 3.01 Organization.

     (a) Marked Tree Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Marked Tree Bancshares.

     (b) Marked Tree Bank is an Arkansas-chartered banking corporation duly organized and validly existing under the laws of the State of Arkansas. Except as set forth in Marked Tree Bancshares Disclosure Schedule 3.01(b), Marked Tree Bank is the only Marked Tree Bancshares Subsidiary. The deposits of Marked Tree Bank are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Marked Tree Bank.

     (c) The respective minute books of Marked Tree Bancshares and each Marked Tree Bancshares Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

     (d) Prior to the date of this Agreement, Marked Tree Bancshares has delivered to Pocahontas Bancorp true and correct copies of the articles of incorporation and bylaws of Marked Tree Bancshares.

     Section 3.02 Capitalization.

     (a) The authorized capital stock of Marked Tree Bancshares consists of (i) 250,000 shares of common stock, $1.00 par value per share, of which 2,794.145 shares are outstanding as of the date hereof, validly issued, fully paid and nonassessable and free of preemptive rights, and 899.375 shares are held by Marked Tree Bancshares as treasury stock, and (ii) 100,000 shares of preferred stock, $1.00 par value per share, none of which are issued or outstanding. Except as set forth in Marked Tree Bancshares Disclosure Schedule 3.02(a) neither Marked Tree Bancshares nor any Marked Tree Bancshares Subsidiary has issued or is bound by any Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Marked Tree Bancshares Common Stock, Marked Tree Bancshares preferred stock or any other security of Marked Tree Bancshares or any securities representing the right to vote, purchase or otherwise receive any shares of Marked Tree Bancshares Common Stock, Marked Tree Bancshares preferred stock or any other security of Marked Tree Bancshares.

     (b) Except as set forth in Marked Tree Bancshares Disclosure Schedule 3.02(b), Marked Tree Bancshares owns all of the capital stock of Marked Tree Bank, free and clear of any lien or encumbrance. Except for the Marked Tree Bancshares Subsidiaries, Marked Tree Bancshares does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Marked Tree Bancshares Subsidiaries, equity interests held by Marked Tree Bancshares Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Marked Tree Bank.

     Section 3.03 Authority; No Violation.

     (a) Marked Tree Bancshares has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by its stockholders and receipt of all required regulatory approvals, to consummate the transactions contemplated hereby. Marked Tree Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of all required regulatory approvals, to consummate the Bank Merger. The execution and delivery of this Agreement by Marked Tree Bancshares and the completion by Marked Tree Bancshares of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Marked Tree Bancshares and, except for approval of the stockholders of Marked Tree Bancshares, no other corporate proceedings on the part of Marked Tree Bancshares are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Marked Tree Bancshares and, subject to approval by the stockholders of Marked Tree Bancshares and receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of Marked Tree Bancshares, enforceable against Marked Tree Bancshares in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and except as the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court, and subject, as to enforceability, to general principles of equity. The Bank Merger Agreement, upon its execution and delivery by Marked Tree Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Marked Tree Bank, enforceable against Marked Tree Bank in accordance with its terms, except as such enforceability may be limited by applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and except as the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court, and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by Marked Tree Bancshares, (B) the execution and delivery of the Bank Merger Agreement by Marked Tree Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof, Marked Tree Bancshares' and Pocahontas Bancorp's compliance with any conditions contained therein and the receipt of Marked Tree Bancshares' stockholder approval, the consummation of the transactions contemplated hereby, and (D) compliance by Marked Tree Bancshares or Marked Tree Bank with any of the terms or provisions hereof or of the Bank Merger Agreement will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary or the charter or bylaws of Marked Tree Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Marked Tree Bancshares or Marked Tree Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Marked Tree Bancshares or Marked Tree Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Marked Tree Bancshares.

     Section 3.04 Consents. Except for the consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
4.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the stockholders of Marked Tree Bancshares, no consents, waivers or approvals of, or filings or registrations with, any governmental authority are necessary, and, to Marked Tree Bancshares' knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with
(a) the execution and delivery of this Agreement by Marked Tree Bancshares, and
(b) the completion by Marked Tree Bank of the transactions contemplated hereby or by the Bank Merger Agreement. Marked Tree Bancshares has no reason to believe that (i) any required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05 Financial Statements.

     (a) Marked Tree Bancshares has previously delivered to Pocahontas Bancorp the Marked Tree Bancshares Regulatory Reports. The Marked Tree Bancshares Regulatory Reports have been, and will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, and will fairly present in all material respects, the consolidated financial position, results of operations and changes in stockholders' equity of Marked Tree Bancshares as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) Marked Tree Bancshares has previously delivered to Pocahontas Bancorp the Marked Tree Bancshares Financials. The Marked Tree Bancshares Financials have been, and will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, and will fairly present, in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Marked Tree Bancshares and the Marked Tree Bancshares Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto.

     (c) At the date of each balance sheet included in the Marked Tree Bancshares Financials or the Marked Tree Bancshares Regulatory Reports, Marked Tree Bancshares did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Marked Tree Bancshares Financials or Marked Tree Bancshares Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material individually or in the aggregate and that are incurred in the ordinary course of business, consistent with past practice, liabilities arising in connection with the transactions contemplated by this Agreement and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments.

     Section 3.06 Taxes. Marked Tree Bancshares and the Marked Tree Bancshares Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(a). Marked Tree Bancshares has duly filed or will file all federal, state and material local tax returns required to be filed by or with respect to Marked Tree

Bancshares and all Marked Tree Bancshares Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects), and has duly paid or will pay, or made or will make, provisions for the payment of all material federal, state and local taxes that have been incurred by or are due or claimed to be due from Marked Tree Bancshares and any Marked Tree Bancshares Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.

     Section 3.07 No Material Adverse Effect. Marked Tree Bancshares and the Marked Tree Bancshares Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since June 30, 2002.

     Section 3.08 Contracts.

     (a) Except as described in Marked Tree Bancshares Disclosure Schedule 3.08(a), neither Marked Tree Bancshares nor any Marked Tree Bancshares Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Marked Tree Bancshares; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements and bankers' acceptances established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Pocahontas Bancorp or any Pocahontas Bancorp Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom, in any material respect, of Marked Tree Bancshares or Marked Tree Bank to engage in any type of banking or bank-related business in which Marked Tree Bancshares is permitted to engage under applicable law as of the date of this Agreement.

     (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 3.08(a), have been provided to Pocahontas Bancorp on or before the date hereof, are listed on Marked Tree Bancshares Disclosure Schedule 3.08(a) and are in full force and effect on the date hereof, and neither Marked Tree Bancshares nor any Marked Tree Bancshares Subsidiary (nor, to the knowledge of Marked Tree Bancshares, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to Marked Tree Bancshares. Except as set forth in Marked Tree Bancshares Disclosure Schedule 3.08(b), no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. None of the employees (including officers) of Marked Tree Bancshares, possesses the right to terminate his/her employment as a result of the execution of this Agreement. No plan, employment agreement, termination agreement, or similar agreement or arrangement to which Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary is a party or under which Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary may be liable permit any employee or independent contractor to terminate such plan, agreement or arrangement without cause and continue to accrue future benefits thereunder. No such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary absent the occurrence of a subsequent event; or (y) requires Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary to provide a benefit in the form of Marked Tree Bancshares Common Stock or determined by reference to the value of Marked Tree Bancshares Common Stock. No such agreement, plan or arrangement with respect to officers of Marked Tree Bancshares, or to Marked Tree Bancshares' knowledge, to its employees, provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G.

     Section 3.09 Ownership of Property; Insurance Coverage.

     (a) Marked Tree Bancshares and the Marked Tree Bancshares Subsidiaries have good and marketable title to all material assets and properties owned by Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Marked Tree Bancshares Regulatory Reports and in the Marked Tree Bancshares Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to any Federal Reserve Bank or any Federal Home Loan Bank, inter-bank credit facilities, or any transaction by a Marked Tree Bancshares Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) items permitted under Article IV of this Agreement. Marked Tree Bancshares and the Marked Tree Bancshares Subsidiaries, as lessees, have the right under valid and subsisting leases of real and personal properties used by Marked Tree Bancshares and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Marked Tree Bancshares Financials.

     (b) With respect to all material agreements pursuant to which Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary has purchased securities subject to an agreement to resell, if any, Marked Tree Bancshares or such Marked Tree Bancshares Subsidiary, as the case may be, has a lien or security interest (which to Marked Tree Bancshares' knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) Marked Tree Bancshares and each Marked Tree Bancshares Subsidiary currently maintains insurance reasonable for their respective operations and similar in scope and coverage to that customarily maintained by other businesses similarly engaged in a similar location. Marked Tree Bancshares has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Marked Tree Bancshares under such policies. All such insurance is in full force and effect and is valid and enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought, and within the last three years Marked Tree Bancshares has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

     Section 3.10 Legal Proceedings. Except as set forth in Marked Tree Bancshares Disclosure Schedule 3.10, neither Marked Tree Bancshares nor any Marked Tree Bancshares Subsidiary is a party to any, and there are no pending or, to the best of Marked Tree Bancshares' knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature
(i) against Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary,
(ii) to which Marked Tree Bancshares' or any Marked Tree Bancshares Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Marked Tree Bancshares to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Marked Tree Bancshares and the Marked Tree Bancshares Subsidiaries, taken as a whole.

     Section 3.11 Compliance with Applicable Law.

     (a) Marked Tree Bancshares and Marked Tree Bancshares Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect on Marked Tree Bancshares and the Marked Tree Bancshares Subsidiaries, taken as a whole.

     (b) Except as set forth in Marked Tree Bancshares Disclosure Schedule 3.11(b), neither Marked Tree Bancshares nor any Marked Tree Bancshares Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary; (iii) requiring or threatening to require Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary, or indicating that Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary, including without limitation any restriction on the payment of dividends (other than such restrictions or limitations generally applicable to banking institutions as set forth in statutes or regulations of such Regulatory Authorities); or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary, including without limitation any restriction on the payment of dividends (other than such restrictions or limitations generally applicable to banking institutions as set forth in statutes or regulations of such Regulatory Authorities) (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Marked Tree Bancshares nor any Marked Tree Bancshares Subsidiary has consented to or entered into any Regulatory Agreement.

     Section 3.12 Employee Benefit Plans.

     (a) Marked Tree Bancshares Disclosure Schedule 3.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by Marked Tree Bancshares or Marked Tree Bank in which any employee or former employee, consultant or former consultant or director or former director of Marked Tree Bancshares or Marked Tree Bank participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits, other than plans and programs involving immaterial obligations (the "Compensation and Benefit Plans"). Neither Marked Tree Bancshares nor Marked Tree Bank has any commitment to create any additional Compensation and Benefit Plan or to modify, change or renew any existing Compensation and Benefit Plan, except as required to maintain the qualified status thereof. Marked Tree Bancshares has made available to Pocahontas Bancorp true and correct copies of the Compensation and Benefit Plans.

     (b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the IRC, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the IRC, the Age Discrimination in Employment Act and any other applicable law have been timely made. Except as set forth in Marked Tree Bancshares Disclosure Schedule 3.12(b), each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or uses a regional prototype document that has received a favorable determination letter, and Marked Tree Bancshares is not aware of any circumstances that are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of Marked Tree Bancshares, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Marked

Tree Bancshares or any Marked Tree Bancshares Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Marked Tree Bancshares. The group health plans maintained by Marked Tree Bancshares and Marked Tree Bancshares Subsidiaries provide continuation coverage to participants in accordance with the provisions of IRC Section 4980B(f). Such group health plans comply in all material respects with Section 1862(b)(1) of the Social Security Act.

     (c) Neither Marked Tree Bancshares nor Marked Tree Bank have established or currently or formerly maintain any Compensation and Benefit Plan which is subject to Title IV of ERISA, or any "single-employer plan" (as defined in Section 4001(a) of ERISA), and no condition exists that presents a material risk to Marked Tree Bancshares or any ERISA Affiliate of incurring a liability under such Title.

     (d) All material contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements to which Marked Tree Bancshares or Marked Tree Bank is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on Marked Tree Bancshares' consolidated financial statements. Marked Tree Bancshares and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan in accordance with GAAP consistently applied.

     (e) Neither Marked Tree Bancshares nor Marked Tree Bank has any verbal or written obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code to be provided by such Plans.

     (f) With respect to each Compensation and Benefit Plan, if applicable, Marked Tree Bancshares has provided or made available to Pocahontas Bancorp copies of the: (A) trust instruments and insurance contracts; (B) most recent Form 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) the most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

     (g) The consummation of the Company Merger or the Bank Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Company Merger Effective Date or the Bank Merger Effective Date, as the case may
be) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

     (h) Neither Marked Tree Bancshares nor Marked Tree Bank maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

     (i) The consummation of the Company Merger or the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Company Merger Effective Date or the Bank Merger Effective Date, as the case may
be), entitle any current or former employee, director or independent contractor of Marked Tree Bancshares or Marked Tree Bank to any actual or deemed payment (or benefit) which would constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

     Section 3.13 Brokers, Finders and Financial Advisors. Neither Marked Tree Bancshares nor any Marked Tree Bancshares Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

     Section 3.14 Environmental Matters. To the knowledge of Marked Tree Bancshares, neither Marked Tree Bancshares nor any Marked Tree Bancshares Subsidiary, nor any properties owned or operated by Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary, has been or is in violation of or liable under any Environmental Law, which violation or liability, individually or in the aggregate, has resulted, or will result, in a Material Adverse Effect with respect to Marked Tree Bancshares and its Subsidiaries taken as a whole. There are no actions, suits or proceedings, or demands, claims, notices or, to Marked Tree Bancshares' knowledge, investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Marked Tree Bancshares, threatened, relating to the liability of any property owned or operated by Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary under any Environmental Law.

     Section 3.15 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Marked Tree Bancshares Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Marked Tree Bancshares Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria. Marked Tree Bancshares Disclosure Schedule 3.15 sets forth all loans that are classified by Marked Tree Bank or any bank regulatory or supervisory authority as "Special Mention," "Substandard," "Doubtful," "Loss" or "Classified," as of October 31, 2002, together with the aggregate principal amount of and accrued and unpaid interest on such loans, by category.

     Section 3.16 Information to be Supplied. The information to be supplied by Marked Tree Bancshares for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Marked Tree Bancshares for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate and complete in all material aspects.

     Section 3.17 Related Party Transactions. Except as disclosed in Marked Tree Bancshares Disclosure Schedule 3.17, Marked Tree Bancshares is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Marked Tree Bancshares (except a Marked Tree Bancshares Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of Marked Tree Bancshares is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Marked Tree Bancshares has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Marked Tree Bancshares is inappropriate.

     Section 3.18 Schedule of Termination Benefits. Marked Tree Bancshares Disclosure Schedule 3.18 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by Marked Tree Bancshares solely for the benefit of officers or directors of Marked Tree Bancshares or Marked Tree Bancshares Subsidiaries (the "Benefits Schedule"), assuming their employment or service is terminated as of September 30, 2002 and the Closing Date occurs immediately prior to such termination. No other individuals are entitled to benefits under any such plans.

     Section 3.19 Loans. Each loan reflected as an asset in the Marked Tree Bancshares Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Marked Tree Bancshares and the Marked Tree Bancshares Subsidiaries taken as a whole.

     Section 3.20 Anti-takeover Provisions Inapplicable. The transactions contemplated by this Agreement are not subject to any applicable state anti-takeover law or regulation.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF POCAHONTAS BANCORP

     Pocahontas Bancorp represents and warrants to Marked Tree Bancshares that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Pocahontas Bancorp Disclosure Schedules delivered by Pocahontas Bancorp to Marked Tree Bancshares on the date hereof.

     Section 4.01 Organization.

     (a) Pocahontas Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Pocahontas Bancorp.

     (b) FCB is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States. Except as set forth in Pocahontas Bancorp Disclosure Schedule 4.01(b), FCB is the only Pocahontas Bancorp Subsidiary. The deposits of FCB are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by FCB. Each other Pocahontas Bancorp Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (c) FCB is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein.

     (d) The respective minute books of Pocahontas Bancorp and each Pocahontas Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the date of this Agreement, Pocahontas Bancorp has delivered to Marked Tree Bancshares true and correct copies of the certificate of incorporation and bylaws of Pocahontas Bancorp and FCB.

     Section 4.02 Capitalization.

     (a) The authorized capital stock of Pocahontas Bancorp consists of (i) 8,000,000 shares of common stock, par value $0.01 per share (the "Pocahontas Bancorp Common Stock"), of which, at the date of this Agreement, 7,492,353 shares are validly issued, fully paid and nonassessable and 3,116,058 shares are held by Pocahontas Bancorp as treasury stock, and (ii) 500,000 shares of preferred stock, par value $0.01 per share, of which, at the date of this Agreement, no shares were issued and outstanding. No shares of Pocahontas Bancorp Common Stock were issued in violation of any preemptive rights. Pocahontas Bancorp has no Rights authorized, issued or outstanding, other than options to acquire 270,000 shares of Pocahontas Bancorp Common Stock under Pocahontas Bancorp's employee benefit plans and stock option plans.

     (b) Pocahontas Bancorp owns all of the capital stock of FCB, free and clear of any lien or encumbrance. Except for the Pocahontas Bancorp Subsidiaries, Pocahontas Bancorp does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Pocahontas Bancorp Subsidiaries, equity interests held by Pocahontas Bancorp Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Pocahontas Bancorp Subsidiaries.

     (c) Pocahontas Bancorp has sufficient unissued shares of Pocahontas Bancorp Common Stock that are not reserved for other purposes and are sufficient to provide the aggregate number of shares of Pocahontas Bancorp Common Stock to be issued in the Company Merger. The shares of Pocahontas Bancorp Common Stock to be issued in the Company Merger have been duly authorized and when issued pursuant to the Company Merger will be validly issued, fully paid and non-assessable with the same rights as each other outstanding share of Pocahontas Bancorp Common Stock.

     Section 4.03 Authority; No Violation.

     (a) Pocahontas Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. FCB has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the Bank Merger. The execution and delivery of this Agreement by Pocahontas Bancorp and the completion by Pocahontas Bancorp of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Pocahontas Bancorp and no other corporate proceedings on the part of Pocahontas Bancorp are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Pocahontas Bancorp and, subject to receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of Pocahontas Bancorp, enforceable against Pocahontas Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity. The Bank Merger Agreement, upon its execution and delivery by FCB concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of FCB, enforceable against FCB in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by Pocahontas Bancorp,
(B) the execution and delivery of the Bank Merger Agreement by FCB, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section
4.04 hereof and Marked Tree Bancshares' and Pocahontas Bancorp's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Pocahontas Bancorp or FCB with any of the terms or provisions hereof or of the Bank Merger Agreement will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Pocahontas Bancorp or any Pocahontas Bancorp Subsidiary or the charter and bylaws of FCB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Pocahontas Bancorp or any Pocahontas Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Pocahontas Bancorp or FCB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Pocahontas Bancorp or FCB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Pocahontas Bancorp.

     Section 4.04 Consents. Except for consents, approvals, filings and registrations from or with the OTS and SEC, the Nasdaq Stock Market and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of the Plan of Merger by Pocahontas Bancorp as sole stockholder of FCB, and by the FCB Board of Directors, the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, the filing of articles of merger with the Secretary of State of the State of Arkansas, and the filing of articles of combination with the OTS, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Pocahontas Bancorp or the Bank Merger Agreement by FCB, and (b) the completion by Pocahontas Bancorp or FCB of the transactions contemplated hereby or by the Bank Merger Agreement. Pocahontas Bancorp has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Pocahontas Bancorp's ability to complete the transactions contemplated by this Agreement or that

(ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 4.05 Financial Statements.

     (a) Pocahontas Bancorp has previously delivered to Marked Tree Bancshares the Pocahontas Bancorp Regulatory Reports. The Pocahontas Bancorp Regulatory Reports have been, and will be, prepared in accordance with applicable regulatory accounting principles and practices and fairly present, and will fairly present, the consolidated financial position, results of operations and changes in stockholders' equity of Pocahontas Bancorp as of and for the periods ending on the dates thereof, in accordance with applicable regulatory accounting principles. Pocahontas Bancorp will make the Pocahontas Bancorp Regulatory Reports available to Marked Tree Bancshares for inspection.

     (b) Pocahontas Bancorp has previously delivered to Marked Tree Bancshares the Pocahontas Bancorp Financials. The Pocahontas Bancorp Financials have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, and (including the related notes where applicable) fairly present, and will fairly present (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Pocahontas Bancorp and the Pocahontas Bancorp Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

     (c) At the date of each balance sheet included in the Pocahontas Bancorp Financials, or the Pocahontas Bancorp Regulatory Reports, Pocahontas Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Pocahontas Bancorp Financials or the Pocahontas Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

     Section 4.06 Taxes. Pocahontas Bancorp and the Pocahontas Bancorp Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(a). Pocahontas Bancorp has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Pocahontas Bancorp and all Pocahontas Bancorp Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Pocahontas Bancorp and any Pocahontas Bancorp Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.

     Section 4.07 No Material Adverse Effect. Pocahontas Bancorp and the Pocahontas Bancorp Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since June 30, 2002.

     Section 4.08 Ownership of Property. Pocahontas Bancorp and the Pocahontas Bancorp Subsidiaries have good and marketable title to all material assets and properties owned by Pocahontas Bancorp or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Pocahontas Bancorp Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Pocahontas Bancorp Disclosure
Schedule 4.08, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Pocahontas Bancorp and the Pocahontas Bancorp Subsidiaries, as lessees, have the right under valid and subsisting leases of real and personal properties used by Pocahontas Bancorp and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

     Section 4.09 Legal Proceedings. Neither Pocahontas Bancorp nor any Pocahontas Bancorp Subsidiary is a party to any, and there are no pending or, to the best of Pocahontas Bancorp's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Pocahontas Bancorp or any Pocahontas Bancorp Subsidiary, (ii) to which Pocahontas Bancorp's or any Pocahontas Bancorp Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Pocahontas Bancorp to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Pocahontas Bancorp and the Pocahontas Bancorp Subsidiaries taken as a whole.

     Section 4.10 Compliance with Applicable Law.

     (a) Pocahontas Bancorp and the Pocahontas Bancorp Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Pocahontas Bancorp and its Subsidiaries taken as a whole.

     (b) Neither Pocahontas Bancorp nor any Pocahontas Bancorp Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Pocahontas Bancorp or any Pocahontas Bancorp Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Pocahontas Bancorp or any Pocahontas Bancorp Subsidiary; (iii) requiring or threatening to require Pocahontas Bancorp or any Pocahontas Bancorp Subsidiary, or indicating that Pocahontas Bancorp or any Pocahontas Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Pocahontas Bancorp or any Pocahontas Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Pocahontas Bancorp or any Pocahontas Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Pocahontas Bancorp nor any Pocahontas Bancorp Subsidiary has consented or entered into any currently effective Regulatory Agreement.

     Section 4.11 Information to be Supplied. The information to be supplied by Pocahontas Bancorp for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Pocahontas Bancorp for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate and complete in all material aspects.

     Section 4.12 Securities Documents. Pocahontas Bancorp has delivered, or will deliver, to Marked Tree Bancshares copies of its (i) annual reports on Form 10-K for the years ended September 30, 2001, 2000, and 1999, (ii) quarterly reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002, (iii) the proxy statement dated January 7, 2002 used in connection with its annual meeting of stockholders held on February 6, 2002,
(iv) reports on Form 8-K filed with the SEC since September 30, 2002, and (v) reports filed with the SEC on Form 10-K, 10-Q and 8-K from the date of this Agreement until the Closing Date. Such reports and such proxy materials complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

     Section 4.13 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Pocahontas Bancorp Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Pocahontas Bancorp Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria. Pocahontas Bancorp Disclosure Schedule
4.13 sets forth all loans that are classified by Pocahontas Bancorp or federal bank regulatory or supervisory authority as "Special Mention," "Substandard," "Doubtful," "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such loans, by category.

     Section 4.14 Brokers, Finders and Financial Advisors. Neither Pocahontas Bancorp nor any Pocahontas Bancorp Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

     Section 5.01 Conduct of Marked Tree Bancshares' Business.

     (a) From the date of this Agreement to the Closing Date, Marked Tree Bancshares and Marked Tree Bank will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Pocahontas Bancorp. Each of Marked Tree Bancshares and Marked Tree Bank will use its commercially reasonable efforts to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the good will of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Pocahontas Bancorp in writing, or as contemplated or required by this Agreement (including the Marked Tree Bancshares Disclosure Schedules), Marked Tree Bancshares will not, and Marked Tree Bancshares will not permit any Marked Tree Bancshares Subsidiary to:

          (i) amend or change any provision of its charter, articles of incorporation or bylaws;

          (ii) change the number of authorized or issued shares of its capital stock or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock. Marked Tree Bancshares shall not make any dividend payments on Marked Tree Bancshares Common Stock without the prior written consent of Pocahontas Bancorp;

          (iii) except pursuant to the arrangements set forth in Marked Tree Bancshares Disclosure Schedule 5.01, grant any severance or termination pay (other than pursuant to written policies or written agreements of Marked Tree Bancshares in effect on the date hereof and provided to Pocahontas Bancorp prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of (except for normal increases in the ordinary course of business consistent in timing and amount with past practice), any employee, officer or director of Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary;

          (iv) merge or consolidate Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Marked Tree Bancshares, or any Marked Tree Bancshares Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Marked Tree Bancshares Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

          (v) issue, sell or grant any shares of capital stock of Marked Tree Bancshares, or sell or otherwise dispose of any asset of Marked Tree Bancshares or of any Marked Tree Bancshares Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Marked Tree Bancshares or of any Marked Tree Bancshares Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, or Marked Tree Bancshares acceptances) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (vi) take any action that would result in any of the representations and warranties of Marked Tree Bancshares set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

          (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Marked Tree Bancshares or Marked Tree Bank;

          (viii) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

          (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; contribute to any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement other than in amounts and in a manner consistent with past practice;

          (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;

          (xi) fail to review with a representative of Pocahontas Bancorp on a regular basis proposed loans or other credit facility commitments (including without limitation, lines of credit and letters of credit, but excluding loans to be secured by mortgages on one- to four-family residential real estate) to any borrower or group of affiliated borrowers in excess of $200,000, or any increase, compromise, extension, renewal or modification of any existing loan or commitment outstanding in excess of $200,000;

          (xii) enter into, renew, extend or modify any other transaction with any Affiliate;

          (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

          (xiv) take any action that would give rise to a right of payment to any individual under any employment agreement;

          (xv) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or in response to examination comments by a Regulatory Authority;

          (xvi) enter into any new joint venture or partnership agreement or any new land acquisition or real estate development project, or increase the amount of credit that Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary is committed to extend to any joint venture or partnership in connection with land acquisition or real estate development activities; or

          (xvii) accept any "brokered" deposits (as that term is defined in 12 U.S.C. Section 1831f(g)); or

          (xviii) agree to do any of the foregoing.

     For purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Pocahontas Bancorp prior to the date of this Agreement, it shall not be considered in the ordinary course of business for Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary to do any of the following: (i) make any capital expenditure of $25,000 or more not disclosed on Marked Tree Bancshares Disclosure Schedule 5.01, without the prior written consent of Pocahontas Bancorp; (ii) except as set forth in Marked Tree Bancshares Disclosure Schedule 5.01, make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $50,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by Marked Tree Bancshares or a Marked Tree Bancshares Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary of more than $25,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

     Section 5.02 Access; Confidentiality.

     (a) From the date of this Agreement through the Closing Date, Marked Tree Bancshares or Pocahontas Bancorp, as the case may be, shall afford to, and shall cause each Marked Tree Bancshares Subsidiary or Pocahontas Bancorp Subsidiary to afford to, the other party and its authorized agents and representatives, access to their respective properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Marked Tree Bancshares and Pocahontas Bancorp will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. None of the parties or their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of their respective customers, jeopardize the attorney-client privilege of the institution or company in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated July 24, 2002, between Marked Tree Bancshares and Pocahontas Bancorp (the "Confidentiality Agreement").

     (b) Marked Tree Bancshares and Pocahontas Bancorp each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

     (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Marked Tree Bancshares shall permit employees of Pocahontas Bancorp reasonable access to information relating to problem loans, loan restructurings and loan work-outs of Marked Tree Bancshares.

     (d) If the transactions contemplated by this Agreement shall not be consummated, Marked Tree Bancshares and Pocahontas Bancorp will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents, and except to the extent disclosure of any such information is legally required. Marked Tree Bancshares and Pocahontas Bancorp shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required so that the other party may seek a protective order or other remedy and/or waive compliance with this Section 5.02. If in the absence of a protective order or other remedy or the receipt of a waiver by the other party, a party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information that such counsel advises such party is legally required to be disclosed; provided that such disclosing party uses its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal.

     Section 5.03 Regulatory Matters and Consents.

     (a) Pocahontas Bancorp and FCB will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

     (b) Marked Tree Bancshares will furnish Pocahontas Bancorp with all information concerning Marked Tree Bancshares and Marked Tree Bancshares Subsidiaries as may be reasonably necessary or advisable in connection with any Application or filing made by or on behalf of Pocahontas Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

     (c) Pocahontas Bancorp and Marked Tree Bancshares will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by either party which is designated as confidential.

     (d) The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities. Pocahontas Bancorp will furnish Marked Tree Bancshares with (i) copies of all Applications prior to filing with any Regulatory Authority and provide Marked Tree Bancshares a reasonable opportunity to provide changes to such Applications and approve any information included therein with respect to Marked Tree Bancshares, (ii) copies of all Applications filed by Pocahontas Bancorp and (iii) copies of all documents filed by Pocahontas Bancorp under the Exchange Act or the Securities Act.

     (e) Marked Tree Bancshares will cooperate with Pocahontas Bancorp in the foregoing matters and will furnish Pocahontas Bancorp with all information concerning Marked Tree Bancshares and Marked Tree Bancshares Subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of Pocahontas Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, Marked Tree Bancshares will provide certificates and other documents reasonably requested by Pocahontas Bancorp.

     Section 5.04 Taking of Necessary Action.

     (a) Pocahontas Bancorp and Marked Tree Bancshares shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in
Section 5.03 and Section 5.04 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Company Merger and the Bank Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Marked Tree Bancshares nor any Marked Tree Bancshares Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Pocahontas Bancorp, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Company Merger and the Bank Merger pursuant to this Agreement and the Bank Merger Agreement; provided that nothing herein contained shall preclude Pocahontas Bancorp or Marked Tree Bancshares from exercising its rights under this Agreement.

     (b) Pocahontas Bancorp shall prepare, subject to the review and consent of Marked Tree Bancshares with respect to matters relating to Marked Tree Bancshares and the transactions contemplated by this Agreement, a

Registration Statement on Form S-4 or other applicable form to be filed by Pocahontas Bancorp with the SEC that will include the Prospectus/Proxy Statement to be mailed to the stockholders of Marked Tree Bancshares in connection with the meeting of Marked Tree Bancshares' stockholders and the transactions contemplated hereby, which Registration Statement and Prospectus/Proxy Statement shall conform to all applicable legal requirements. The parties shall cooperate with each other with respect to the preparation of the Prospectus/Proxy Statement. Pocahontas Bancorp shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and Marked Tree Bancshares and Pocahontas Bancorp shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Pocahontas Bancorp will advise Marked Tree Bancshares, promptly after Pocahontas Bancorp receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Pocahontas Bancorp shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Pocahontas Bancorp will provide Marked Tree Bancshares with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Marked Tree Bancshares may reasonably request.

     Section 5.05 Certain Agreements.

     (a) From and after the Company Merger Effective Date through the third anniversary thereof, Pocahontas Bancorp agrees to indemnify, defend and hold harmless each present and former director and officer of Marked Tree Bancshares and its Subsidiaries determined as of the Closing Date (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Pocahontas Bancorp, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Company Merger Effective Date, including, without limitation, the transactions contemplated hereby (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Marked Tree Bancshares or any of its Subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of Marked Tree Bancshares are entitled under Marked Tree Bancshares' articles of incorporation and bylaws and applicable federal and state law (and Pocahontas Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible under applicable law and Marked Tree Bancshares' articles of incorporation and bylaws as in effect on the date hereof; provided, that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such person is not entitled to indemnification). All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim.

     (b) Any Indemnified Party wishing to claim indemnification under Section 5.05(a) hereof, upon learning of any Claim, shall promptly notify Pocahontas Bancorp, but the failure to so notify shall not relieve Pocahontas Bancorp of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Pocahontas Bancorp. In the event of any Claim, (1) Pocahontas Bancorp shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Pocahontas Bancorp elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Pocahontas Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Pocahontas Bancorp shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided further that Pocahontas Bancorp shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction, unless counsel for any Indemnified Party advises in writing that there are substantive issues which raise conflicts of interest between the Indemnified Parties, (2) the Indemnified Parties will cooperate in the defense of any such Claim and (3) Pocahontas Bancorp shall not be liable for any settlement effected without its prior written consent.

     (c) Pocahontas Bancorp shall use its best efforts to cause the persons serving as officers and directors of Marked Tree Bancshares immediately prior to the Company Merger Effective Date to be covered for a period of six years from the Company Merger Effective Date by the directors' and officers' liability insurance policy maintained by Marked Tree Bancshares (provided that Pocahontas Bancorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Company Merger Effective Date that were committed by such officers and directors in their capacity as such.

     (d) In the event Pocahontas Bancorp or any of its successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Pocahontas Bancorp assume the obligations set forth in this Section 5.05.

     (e) The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     Section 5.06 No Other Bids and Related Matters. Marked Tree Bancshares will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal (as hereinafter defined), will enforce any confidentiality agreements and will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of this Section 5.06 of the obligations undertaken in this Section 5.06. Marked Tree Bancshares agrees that neither Marked Tree Bancshares nor any of its Subsidiaries shall, and that Marked Tree Bancshares and its Subsidiaries shall direct and use all reasonable efforts to cause their respective directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securities of, Marked Tree Bancshares or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"); or (ii) engage in any discussions or negotiations with, or provide any confidential information or data to, any Person relating to an Acquisition Proposal, provided however, the actions described in this clause (ii) are permissible before the Marked Tree Bancshares stockholders' meeting to approve this Agreement but only to the extent determined by the Marked Tree Bancshares Board of Directors, in good faith, after receipt of an opinion from legal counsel that such actions are required by the Board's fiduciary obligations under applicable law.

     Section 5.07 Duty to Advise; Duty to Update Marked Tree Bancshares' Disclosure Schedule. Marked Tree Bancshares shall promptly advise Pocahontas Bancorp of any change or event having a Material Adverse Effect on it or on any Marked Tree Bancshares Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Marked Tree Bancshares shall update Marked Tree Bancshares' Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Marked Tree Bancshares Disclosure Schedule. The delivery of such updated Schedule shall not relieve Marked Tree Bancshares from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.02(c) hereof.

     Section 5.08 Conduct of Pocahontas Bancorp's Business.

     (a) From the date of this Agreement to the Closing Date, Pocahontas Bancorp will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of FCB. From the date of this Agreement to the Closing Date, neither Pocahontas Bancorp nor FCB will (i) amend its certificate of incorporation, charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement, (ii) issue any equity securities except in connection with the exercise of any employee or director stock options, (iii) take any action that would result in any of the representations and warranties of Pocahontas Bancorp or FCB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law, or (iv) agree to do any of the foregoing.

     (b) Except as set forth on Pocahontas Bancorp Disclosure Schedule 5.08(b), from the date of this Agreement through the Closing Date, Pocahontas Bancorp will not, nor will it permit FCB to, make or undertake any acquisition of any company or business that could jeopardize the receipt of the approval of any Regulatory Authority or materially delay the consummation of the Company Merger or the Bank Merger, unless the prior written consent of Marked Tree Bancshares is obtained, which consent shall not unreasonably be withheld.

     Section 5.09 Board and Committee Minutes. Marked Tree Bancshares shall provide to Pocahontas Bancorp within thirty (30) days after any meeting of its Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

     Section 5.10 Undertakings by Pocahontas Bancorp and Marked Tree Bancshares.

     (a) From and after the date of this Agreement:

          (i) Voting Agreements. Marked Tree Bancshares shall cause each member of its Board of Directors, each of its executive officers (who is also a stockholder) and each stockholder who holds 10% or more of the outstanding shares of Marked Tree Bancshares Common Stock to enter into a Stockholder Voting Agreement, the form of which is attached hereto as Exhibit A, dated as of even date herewith.

          (ii) Timely Review. If requested by Pocahontas Bancorp at Pocahontas Bancorp's sole expense, Marked Tree Bancshares shall cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter;

          (iii) Outside Service Bureau Contracts. If requested to do so by Pocahontas Bancorp, Marked Tree Bancshares shall use its commercially reasonable efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Marked Tree Bancshares, on terms and conditions mutually acceptable to Marked Tree Bancshares and Pocahontas Bancorp;

          (iv) Board Meetings. Marked Tree Bancshares shall respond reasonably and in good faith to any request of Pocahontas Bancorp to permit a representative of Pocahontas Bancorp, who is reasonably acceptable to Marked Tree Bancshares, to attend any meeting of Marked Tree Bancshares' Board of Directors or the Executive Committee thereof, but only as a non-voting observer, and not as a participant of any meeting; provided, however, that the attendance of such representative shall not be permitted (i) at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of Marked Tree Bancshares or Marked Tree Bank under this Agreement, or (ii) during the course of any meeting upon the determination of the Board of Directors (following consultation with legal counsel) that such attendance would be in violation of the directors' fiduciary duties;

          (v) List of Nonperforming Assets. Marked Tree Bancshares shall provide Pocahontas Bancorp, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) impaired loans);

          (vi) Reserves and Merger-Related Costs. On or before the Effective Date, Marked Tree Bancshares shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Marked Tree Bancshares to those of Pocahontas Bancorp (as such practices and methods are to be applied to Marked Tree Bancshares from and after the Closing Date) and Pocahontas Bancorp's plans with respect to the conduct of the business of Marked Tree Bancshares following the Company Merger and otherwise to reflect merger-related expenses and costs incurred by

Marked Tree Bancshares; provided, however, that Marked Tree Bancshares shall not be required to take such action unless Pocahontas Bancorp agrees in writing that all conditions to closing set forth in Section 6.02 hereof have been satisfied or waived (except for the expiration of any applicable waiting periods), and further provided that any such adjustments shall not reduce Marked Tree Bancshares' stated book value for the purpose of calculating the Exchange Ratio. Prior to the delivery by Pocahontas Bancorp of the writing referred to in the preceding sentence, Marked Tree Bancshares shall provide Pocahontas Bancorp a written statement, certified without personal liability by the chief executive officer of Marked Tree Bancshares and dated the date of such writing, that the representation made in Section 3.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Marked Tree Bancshares or any Marked Tree Bancshares Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof; and

          (vii) Stockholders' Meeting. Marked Tree Bancshares shall submit this Agreement to its stockholders for approval at a meeting to be held as soon as practicable, and have its Board of Directors recommend approval of this Agreement to its stockholders, subject to the Board of Directors fulfilling its fiduciary duties under applicable law.

     (b) From and after the date of this Agreement, Pocahontas Bancorp and Marked Tree Bancshares shall each:

          (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the Pocahontas Bancorp Common Stock to be issued pursuant to the Company Merger,
(C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Company Merger and the Bank Merger, and
(D) all other documents contemplated by this Agreement; or

          (ii) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Marked Tree Bancshares stockholders, Marked Tree Bancshares' internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure.

     Section 5.11 Employee and Termination Benefits; Directors and Management.

     (a) Employee Benefits. Marked Tree Bancshares and/or Marked Tree Bank, as applicable, shall have taken all actions necessary to cause the termination of all Compensation and Benefit Plans, effective as of the Company Merger Effective Date. Except as specifically noted in this Section 5.11, employees of Marked Tree Bancshares or Marked Tree Bank who continue as employees of Pocahontas Bancorp or FCB after the Company Merger Effective Date ("Continuing Employees") shall receive credit for service with Marked Tree Bancshares or Marked Tree Bank (for purposes of eligibility and vesting determination but not for benefit accrual purposes) under any similar existing Pocahontas Bancorp benefit plan or new Pocahontas Bancorp benefit plan in which such employees or their dependents would be eligible to enroll, on the same basis as it provides coverage to employees of Pocahontas Bancorp and FCB except that any pre-existing condition, eligibility waiting period or other limitations and exclusions otherwise applicable under such plans to new employees shall not apply to such employees or their covered dependents who were covered under a similar Marked Tree Bank plan on the Company Merger Effective Date. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements.

     (b) Pocahontas Bancorp shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to employees of Pocahontas Bancorp or FCB. Unless a Continuing Employee affirmatively terminates coverage under a Marked Tree

Bancshares health plan prior to the time that such Continuing Employee becomes eligible to participate in the Pocahontas Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Marked Tree Bancshares health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Pocahontas Bancorp or FCB and their dependents. Continuing Employees whose employment is terminated and qualified beneficiaries will have the right to continue coverage under group health plans of Pocahontas Bancorp and/or Pocahontas Bancorp Subsidiaries in accordance with Code Section 4980B(f). Continuing Employees who become covered under a Pocahontas Bancorp health plan shall be required to satisfy the deductible limitations of the Pocahontas Bancorp health plan for the plan year in which the coverage commences, without offset for deductibles satisfied under the Marked Tree Bancshares health plan.

     (c) FCB shall cause its Board of Directors to be expanded by two members and Pocahontas Bancorp shall cause Daniel Hatzenbuehler and Ritter Arnold to be appointed to FCB's Board of Directors immediately following the Bank Merger Effective Date. In the event that an appointee is unable to serve as a director of FCB as a result of illness, death, resignation or any other reason, Pocahontas Bancorp and Marked Tree Bancshares promptly shall mutually agree on a substitute appointee to serve as a member of the Board of Directors of FCB.

     (d) All employees of Marked Tree Bancshares or Marked Tree Bank on the Closing Date shall be offered employment with Pocahontas Bancorp or FCB; provided, the respective titles and responsibilities of such Continuing Employees may be changed by Pocahontas Bancorp, in its discretion.

     Section 5.12 Duty to Advise; Duty to Update Pocahontas Bancorp's Disclosure Schedule. Pocahontas Bancorp shall promptly advise Marked Tree Bancshares of any change or event having a Material Adverse Effect on it or on any Pocahontas Bancorp Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Pocahontas Bancorp shall update Pocahontas Bancorp's Disclosure Schedules as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Pocahontas Bancorp Disclosure Schedule. The delivery of such updated Schedule shall not relieve Pocahontas Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) hereof.

     Section 5.13 Affiliate Letter. Marked Tree Bancshares shall use its best efforts to cause to be delivered to Pocahontas Bancorp within fifteen business days after the date of this Agreement the Letter Agreement attached hereto as
Exhibit 5.13, executed by each director, executive officer or other Affiliate of Marked Tree Bancshares.

     Section 5.14 Operation of Branches. Pocahontas Bancorp will not close or relocate any Marked Tree Bank branch office ("Marked Tree Branch") in connection with the Bank Merger, and such offices will continue to be operated and will be operated under the trade name "Marked Tree Bank" for such period following the Closing Date as Pocahontas Bancorp deems advisable in its sole discretion to facilitate a smooth transition for Marked Tree Bank customers. Pocahontas Bancorp will offer the full range of banking services currently available at FCB full-service offices at the Marked Tree Branches. The provisions of this Section
5.14 shall be subject to the requirements of the Regulatory Authorities.

                                   ARTICLE VI
                                   CONDITIONS

     Section 6.01 Conditions to Marked Tree Bancshares' Obligations under this Agreement. The obligations of Marked Tree Bancshares hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Marked Tree Bancshares pursuant to Section 8.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Pocahontas Bancorp and FCB to authorize the execution, delivery and performance of this Agreement and the Bank Merger Agreement, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, shall have been duly and validly taken by Pocahontas Bancorp and FCB;

     (b) Covenants. The obligations and covenants of Pocahontas Bancorp required by this Agreement to be performed by Pocahontas Bancorp at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Pocahontas Bancorp;

     (c) Representations and Warranties. The representations and warranties of Pocahontas Bancorp set forth in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Pocahontas Bancorp and FCB;

     (d) No Material Adverse Effect. Since June 30, 2002, there shall not have occurred any Material Adverse Effect with respect to Pocahontas Bancorp;

     (e) Officer's Certificate. Pocahontas Bancorp shall have delivered to Marked Tree Bancshares a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (d) of this Section
6.01 have been satisfied, to the best knowledge of the officer executing the same;

     (f) Opinion of Pocahontas Bancorp's Counsel. Marked Tree Bancshares shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to Pocahontas Bancorp, dated the Closing Date, in form and substance reasonably satisfactory to Marked Tree Bancshares and its counsel to the effect set forth on Exhibit 6.01(f) attached hereto;

     (g) Tax Opinion. The stockholders of Marked Tree Bancshares shall have received an opinion of Baker, Donelson, Bearman & Caldwell substantially to the effect set forth on Exhibit 6.01(g) attached hereto;

     (h) The Exchange Agent shall have delivered to Marked Tree Bancshares a certificate dated as of the Company Merger Effective Date to the effect that the Exchange Agent has received from Pocahontas Bancorp due authorization to issue certificates for the required number of shares of Pocahontas Bancorp Common Stock to be issued in the Company Merger and cash to cover fractional shares.

     Section 6.02 Conditions to Pocahontas Bancorp's Obligations under this Agreement. The obligations of Pocahontas Bancorp hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Pocahontas Bancorp pursuant to Section 8.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Marked Tree Bancshares and Marked Tree Bank to authorize the execution, delivery and performance of this Agreement and the Bank Merger Agreement, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, shall have been duly and validly taken by Marked Tree Bancshares and Marked Tree Bank;

     (b) Covenants. The obligations and covenants of Marked Tree Bancshares, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Marked Tree Bancshares;

     (c) Representations and Warranties. The representations and warranties of Marked Tree Bancshares set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Marked Tree Bancshares;

     (d) No Material Adverse Effect. Since June 30, 2002, there shall not have occurred any Material Adverse Effect with respect to Marked Tree Bancshares;

     (e) Officer's Certificate. Marked Tree Bancshares shall have delivered to Pocahontas Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (d) of this Section
6.02 have been satisfied, to the best knowledge of the officer executing the same;

     (f) Opinions of Marked Tree Bancshares' Counsel. Pocahontas Bancorp shall have received an opinion of Baker, Donelson, Bearman & Caldwell, counsel to Marked Tree Bancshares, dated the Closing Date, in form and substance reasonably satisfactory to Pocahontas Bancorp and its counsel to the effect set forth on
Exhibit 6.02(f) attached hereto;

     (g) Tax Opinion. Pocahontas Bancorp shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., its counsel, substantially to the effect set forth on Exhibit 6.02(g) attached hereto.

     Section 6.03 Conditions to Each Party's Obligations under this Agreement. The respective obligations of each of Pocahontas Bancorp and Marked Tree Bancshares to consummate the Company Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the other of them pursuant to Section 8.03 hereof:

     (a) Approval of Marked Tree Bancshares' Stockholders. This Agreement shall have been duly adopted by the requisite vote of Marked Tree Bancshares' stockholders;

     (b) Approvals of Regulatory Authorities. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approval shall contain (i) any conditions, restrictions or requirements that the Pocahontas Bancorp Board of Directors reasonably determines would either before or after the Company Merger Effective Date have or will have a Material Adverse Effect on Pocahontas Bancorp after giving effect to the consummation of the Company Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the Pocahontas Bancorp Board of Directors reasonably determines would either before or after the Company Merger Effective Date be unduly burdensome, provided, however, that any such conditions are not imposed by regulatory authorities solely as a result of any action or omission by Pocahontas Bancorp;

     (c) No Injunction. No Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order that is in effect and prohibits consummation of the transactions contemplated by this Agreement;

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

     (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby shall have been received and be in full force and effect; and

     (f) Nasdaq Listing. The shares of Pocahontas Bancorp Common Stock that will be issued to the stockholders of Marked Tree Bancshares upon consummation of the Company Merger shall have been authorized for listing on the Nasdaq National Market System, subject to official notice of issuance.

                                   ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

     Section 7.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

     (a) By the mutual written consent of the parties hereto; or

     (b) By Pocahontas Bancorp or Marked Tree Bancshares:

          (i) if there shall have been any breach of any representation, warranty, covenant or other obligation of Pocahontas Bancorp which results in a Material Adverse Effect with respect to Pocahontas Bancorp, on the one hand, or of Marked Tree Bancshares which results in a Material Adverse Effect with respect to Marked Tree Bancshares, on the other hand, and such breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

          (ii) if the Closing Date shall not have occurred on or before July 31, 2003, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

          (iii) if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

          (iv) if the approval of the stockholders of Marked Tree Bancshares required for the consummation of the Company Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

     Section 7.02 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Pocahontas Bancorp or Marked Tree Bancshares to the other, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     Section 7.03 Termination Fee. Marked Tree Bancshares shall pay to Pocahontas Bancorp a termination fee in the amount of $115,000 if:

     (a) this Agreement is terminated by Pocahontas Bancorp pursuant to Section 7.01(b)(i) or by Pocahontas Bancorp or Marked Tree Bancshares pursuant to
Section 7.01(b)(iv) and prior to such termination an Acquisition Proposal with respect to Marked Tree Bancshares was commenced, publicly proposed or publicly disclosed, and within 18 months after such termination Marked Tree Bancshares shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated; or

     (b) after receiving an Acquisition Proposal, the Marked Tree Bancshares Board of Directors does not take action within the time period set forth in
Section 7.01(b)(ii) to convene the meeting of stockholders of Marked Tree Bancshares to vote on the Company Merger and recommend such stockholders adopt this Agreement, and within 18 months after such receipt, Marked Tree Bancshares shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.01 Expenses.

     (a) Subject to Section 7.03 of this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

     (b) In the event of any termination of this Agreement by a party pursuant to Section 7.01(b)(i) hereof based on a breach of a representation or warranty, or the breach of a covenant, by the other party hereto, the breaching party shall pay to the non-breaching party all out-of-pocket costs and expenses, including, without limitation, reasonable legal and accounting fees and expenses, incurred by the non-breaching party in connection with entering into this Agreement and carrying out of any and all acts contemplated hereunder; provided, however, that this clause shall not be construed to relieve or release a breaching party from any additional liabilities or damages arising out of its willful breach of any provision of this Agreement.

     Section 8.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date.

     Section 8.03 Amendment, Extension and Waiver; Alternative Structure.

     (a) Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of either party hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     (b) Notwithstanding anything to the contrary contained in this Agreement, prior to the Company Merger Effective Date, Pocahontas Bancorp shall be entitled to revise the structure of the Company Merger, the Bank Merger and the other transactions contemplated hereby and thereby provided, that (i) there are no material adverse federal or state income tax consequences to Marked Tree Bancshares' stockholders as a result of the modification; (ii) the consideration to be paid to the holders of the shares of Marked Tree Bancshares Common Stock under this Agreement is not thereby changed in kind or reduced in amount; (iii) there are no material adverse changes to the benefits and other arrangements provided to or on behalf of Marked Tree Bancshares' and Marked Tree Bank's directors, officers and other employees; and (iv) such modification will not be likely to delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Company Merger and the Bank Merger. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     Section 8.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, including the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

     Section 8.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 8.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                         (a)  If to Pocahontas Bancorp, to:

                              Pocahontas Bancorp, Inc.
                              1700 East Highland Drive
                              Jonesboro, Arkansas 72403
                              Attention:  Mr. Dwayne Powell
                                          President and Chief Executive Officer

       with a copy to:        Luse Gorman Pomerenk & Schick, PC
                              5335 Wisconsin Avenue, N.W.

                              Suite 400
                              Washington, D.C.  20015
                              Attention:  Robert B. Pomerenk, Esq.
                                          Eric Luse, Esq.

                         (b)  If to Marked Tree Bancshares, to:

                              Marked Tree Bancshares, Inc.
                              210 Frisco Street
                              Marked Tree, Arkansas  72365
                              Attention:  Mr. E. Ritter Arnold
                                          President and Chief Executive Officer

       with a copy to:        Baker, Donelson, Bearman & Caldwell
                              First Tennessee Building, 20th Floor
                              165 Madison
                              Memphis, Tennessee  38103
                              Attention:  Robert Walker, Esq.

     Section 8.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 8.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 8.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of Delaware.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              POCAHONTAS BANCORP, INC.

                              By: /s/ Dwayne Powell
                                  ----------------------------------------------
ATTEST:
                                  Name:  Dwayne Powell
                                         ---------------------------------------

/s/ James A. Edington             Title: President and Chief Executive Officer
------------------------                 ---------------------------------------



                              MARKED TREE BANCSHARES, INC.

                              By: /s/ E. Ritter Arnold
                                  ----------------------------------------------
ATTEST:
                                  Name:  E. Ritter Arnold
                                         ---------------------------------------

/s/ Daniel Hatzenbuehler          Title:   President and Chief Executive Officer
------------------------                 ---------------------------------------

                                                                     APPENDIX II

           Section 4-26-1007 of the Arkansas Business Corporation Act

     4-26-1007. Rights of dissenting shareholders.

     (a) If a shareholder of a corporation which is a party to a merger or consolidation files with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation and does not vote in favor thereof, and the shareholder within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, then, if the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of his certificate or certificates representing the shares, the fair value thereof.

     (b) The demand shall state the number and class of the shares owned by the dissenting shareholder.

     (c) Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the merger or consolidation.

     (d) Within ten (10) days after the merger or consolidation is effected, the surviving or new corporation, as the case may be, shall give notice to each dissenting shareholder who has made demand as herein provided for the payment of the fair value of his shares.

     (e)(1) If within thirty (30) days after the date on which the merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment shall be made within ninety (90) days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing those shares.

     (e)(2) Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in those shares or in the corporation.

     (f)(1) If within the period of thirty (30) days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty-day period, may file a petition in the circuit court of the county in which the registered office of the surviving corporation is located, if the surviving corporation is a domestic corporation or in the Pulaski County Circuit Court if the surviving corporation is a foreign corporation, asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving such merger or consolidation, together with interest thereon to the date of the judgment.

     (f)(2) The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing the shares.

     (f)(3) Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation.

     (f)(4) Unless the dissenting shareholder files the petition within the time herein limited, the shareholder and all persons claiming under him shall be bound by the terms of the merger or consolidation.

     (g) Shares acquired by the surviving or new corporation pursuant to the payment of the agreed value thereof or to payment of the judgment entered, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares.

     (h) The provisions of this section shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other domestic or foreign corporations that are parties to the merger.


                                      II-1